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TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Chase Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHASE CORPORATION
26 Summer Street
Bridgewater, MA 02324
Telephone (508) 819-4200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        Notice is hereby given that the annual meeting of shareholders of Chase Corporation will be held at 9:30 a.m. on Tuesday, February 5, 2013 at Chase Corporation's Global Operations Center, 295 University Avenue, Westwood, Massachusetts 02090 for the following purposes:

  (1)
  To elect seven members of the Board of Directors of the corporation, each to serve until the 2014 annual meeting of shareholders or until his or her successor is duly elected and qualified;

  (2)
  To act upon a proposal to adopt the Chase Corporation 2013 Equity Incentive Plan;

  (3)
  To ratify the appointment of PricewaterhouseCoopers LLP as the corporation's independent registered public accounting firm for the fiscal year ending August 31, 2013; and

  (4)
  To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

        Only shareholders of record on the books of Chase Corporation at the close of business on November 30, 2012 are entitled to notice of and to vote at the meeting.

        The Board of Directors hopes that all shareholders who can conveniently do so will personally attend the meeting.

By order of the Board of Directors,
GEORGE M. HUGHES Corporate Secretary

December 21, 2012

SHAREHOLDERS ARE REQUESTED TO SIGN AND DATE THE ACCOMPANYING
PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE

CHASE CORPORATION
26 Summer Street
Bridgewater, MA 02324
Telephone (508) 819-4200

PROXY STATEMENT
December 21, 2012

        The enclosed proxy is solicited by and on behalf of the Board of Directors of Chase Corporation (the "Company") for the annual meeting of the Company's shareholders to be held on February 5, 2013 at 9:30 a.m., and at any adjournment thereof (the "Meeting"). The cost of solicitation will be borne by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone.

        The authority granted by a duly executed proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Meeting. Shareholders who attend the Meeting in person will not be deemed thereby to have revoked their proxies unless they affirmatively indicate at the meeting their intention to vote their shares in person. Unless a proxy is revoked, the shares represented thereby will be voted as directed. If no specifications are made, then proxies will be voted "for" the election of the directors nominated by the Board of Directors, "for" the proposal to adopt the Chase Corporation 2013 Equity Incentive Plan, "for" the ratification of the appointment of the Company's independent registered public accounting firm, and in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Meeting or any adjournment or postponement thereof.

        On November 30, 2012, there were 9,065,677 outstanding shares of the Company's Common Stock, $0.10 par value per share (the "Common Stock"), which is the only class of voting stock outstanding. Shareholders of record at the close of business on November 30, 2012 are entitled to vote at the Meeting. With respect to all matters that will come before the Meeting, each shareholder may cast one vote for each share of Common Stock registered in his or her name on the record date.

        A majority in interest of the Company's Common Stock outstanding and entitled to vote represented at the Meeting in person or by proxy will constitute a quorum for the transaction of business at the Meeting. Directions to withhold authority, abstentions, and broker non-votes will be counted for purposes of determining the existence of a quorum at the Meeting. A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer and is barred by applicable rules from exercising discretionary authority to vote on the matter and so indicates on the proxy.

        The approximate date on which this proxy statement and accompanying proxy card will be first sent or given to shareholders is December 26, 2012. The Company's annual report for the fiscal year ended August 31, 2012 will be sent to shareholders on the same date.

        Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on February 5, 2013:

        The Notice of Annual Meeting of Shareholders, this proxy statement, and the Company's annual report to shareholders are available at https://materials.proxyvote.com/16150R.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding ownership of the Company's Common Stock as of November 30, 2012 by (i) all persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock, (ii) each of our directors or nominees for director, (iii) each of the executive officers named in our summary compensation table, and (iv) all of our directors and officers as a group.

	Nature and Amount of Beneficial Ownership
Name	Number of Shares Owned(a)	Shares Subject to Options(b)	Total Shares Beneficially Owned(c)	Percentage of Outstanding Shares
Edward L. Chase Revocable Trust(d) 39 Nichols Road Cohasset, MA 02025	1,057,512	—	1,057,512	11.67%
FMR LLC(e) 82 Devonshire Street Boston, MA 02109	904,986	—	904,986	9.98%
Royce & Associates, LLC(f) 1414 Avenue of the Americas New York, NY 10019	773,974	—	773,974	8.54%
Peter R. Chase(g) 26 Summer Street Bridgewater, MA 02324	1,259,035	93,529	1,352,564	14.77%
Adam P. Chase(h)	180,902	53,221	234,123	2.57%
Kenneth L. Dumas(i)	64,484	27,197	91,681	1.01%
Mary Claire Chase	4,967	—	4,967	*
J. Brooks Fenno	14,621	—	14,621	*
Lewis P. Gack	13,879	—	13,879	*
George M. Hughes	6,248	—	6,248	*
Ronald Levy	21,600	—	21,600	*
Thomas Wroe, Jr.	7,200	—	7,200	*
All executive officers and directors as a group (9 persons)	1,572,936	173,947	1,746,883	18.91%

*
Less than one percent

(a)
Excludes shares that may be acquired through stock option exercises.

(b)
Pursuant to Rule 13d-3(d) (1) of the Exchange Act, includes shares that may be acquired through stock option exercises within the 60-day period following November 30, 2012. Excludes shares underlying stock options that have not vested and will not vest within such 60-day period.

(c)
The beneficial owners of these shares have sole voting power and sole investment power over such shares, except as otherwise indicated.

(d)
These shares are deemed to be beneficially owned by the Edward L. Chase Revocable Trust. The trustees have voting and investment power with respect to the shares. Ownership information is based upon the Form 4 filed by the trust on November 9, 2010. The trustees of the trust are Andrew Chase, Claire Chase, Sarah Chase, E. Stephen Chase, and Janet Gibson, each of whom has a business address c/o Edward L. Chase Revocable Trust, 39 Nichols Road, Cohasset, MA 02025. Under a voting agreement with the Company, the trust has agreed to vote its shares for the persons nominated to the Board of Directors by the Company's Nominating and Corporate Governance Committee until our annual meeting of shareholders in 2013 or, if earlier, such time as the trust ceases to own 10% of our common stock.

(e)
These shares are deemed to be beneficially owned by FMR LLC (formerly FMR Corp.), Edward C. Johnson, Fidelity Management & Research Company, and Fidelity Low Priced Stock Fund, a registered investment company, each of which has sole investment power over the shares. Fidelity Low Priced Stock Fund has sole voting power over the shares. This information is based upon the Schedule 13G/A filed on February 14, 2011 and the Form 13F-HR filed on November 14, 2012 by FMR LLC.

(f)
These shares are deemed to be beneficially owned by Royce & Associates, LLC which has sole voting and investment power over the shares. This information is based upon the Schedule 13G/A filed on January 9, 2012 by Royce & Associates, LLC.

(g)
Of the total shares beneficially owned, 101,617 represent shares of restricted stock, subject to forfeiture under time-based vesting provisions, with respect to which the executive has the right to vote and receive dividends.

(h)
Of the total shares beneficially owned, 52,626 represent shares of restricted stock, subject to forfeiture under time-based vesting provisions, with respect to which the executive has the right to vote and receive dividends. Of this amount 8,213 shares of restricted stock are further subject to forfeiture under performance vesting provisions.

(i)
Of the total shares beneficially owned, 27,130 represent shares of restricted stock, subject to forfeiture under time-based vesting provisions, with respect to which the executive has the right to vote and receive dividends. Of this amount 3,648 shares of restricted stock are further subject to forfeiture under performance vesting provisions.

Certain Transactions

        The Trustees of the Edward L. Chase Revocable Trust (the "Trust") have the power to vote the 1,057,512 shares of the Company's Common Stock held of record by the Trust on November 30, 2012 at the Meeting. Under a voting agreement with the Company, signed in 2002 and amended in 2003, the Trust agreed to vote its shares for the persons nominated to the Board of Directors by the Company's Nominating and Corporate Governance Committee until our annual meeting of shareholders in 2013 or, if earlier, such time as the Trust ceases to own 10% of our Common Stock. Under the terms of the voting agreement, Mary Claire Chase was nominated for election as a director of the Company at the 2012 annual meeting of shareholders. She was renominated for election at the Meeting, but not as a representative of the Trust.

        Consistent with the requirements of the NYSE MKT, the Audit Committee of the Board of Directors of the Company reviews and oversees any transactions with a "related person" within the scope of the SEC's rules on disclosure of such transactions. From time to time, the Board of Directors has formed a special independent committee of the Board comprised of independent and non-interested directors to review and oversee proposals relating to specific transactions with related persons on an ad hoc basis, although no such committee was used during the 2012 fiscal year. The Company does not have a written policy relating to such review. Other than as described above, and other than the compensation and severance arrangements with the Company's named executive officers and the director compensation arrangements described in "Executive Officer and Director Compensation," the Company is not a participant in any transaction since the beginning of its last completed fiscal year, or any presently proposed transaction, involving more than $120,000 in which any shareholder holding more than 5% of the Company's Common Stock, any of its executive officers or directors or their immediate family members, or any other "related person" (as such term is defined in the rules of the Securities and Exchange Commission) has or will have a direct or indirect material interest.

Compensation Committee Interlocks and Insider Participation

        The current members of the committee are Messrs. Levy (Chairman), Wroe and Gack. None of the Company's executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation and Management Development Committee.

 PROPOSAL 1
ELECTION OF DIRECTORS

        Seven directors are to be elected at the Meeting. The Board of Directors recommends that the seven nominees named below be elected as directors. The directors elected at the Meeting will hold office until the next annual meeting and until their successors are elected and qualified. When a proxy in the accompanying form is properly executed and returned, unless marked to the contrary, all shares represented by such proxy will be voted for the election of the persons named below. If any nominee should become unable or unwilling to serve as director, then the persons voting the accompanying proxy may in their discretion vote for a substitute. The Board of Directors is not presently aware of any reason that would prevent any nominee from serving as a director if elected.

Vote Required

        As long as a quorum is present, the nominees for director shall be elected by a plurality of the votes cast at the Meeting by the holders of shares entitled to vote at the Meeting. Votes may be cast in favor of the election of the nominees for director or withheld; votes that are withheld and broker non-votes will have no effect on the outcome of the election of directors.

Nominees

        The following table contains certain information about the nominees for director, as of the record date, including their business experience, qualifications, and other directorships. In addition to the qualifications and other attributes presented below, the Company also believes that each of the nominees has demonstrated the personal and professional integrity, good business judgment, adherence to high ethical standards, and commitment to service to the Company that are required of all directors. All of the directors' present terms expire in 2013.

Name	Age	Business Experience During Past Five Years, Other Directorships and Qualifications	Has Been a Director Since
Adam P. Chase	40	President of the Company since January 2008, Chief Operating Officer of the Company since February 2007, and Vice President Operations from February 2006 through February 2007.	2010

Adam Chase has over fourteen years' experience at Chase Corporation in various capacities including finance and operations as well as six years as an executive officer of the Company. His background in the day to day management of sales and operations as well as his present-day perspective gives him insight into the critical components that will help grow the Company.

Peter R. Chase	64	Chairman of the Board of the Company since February 2007. Chief Executive Officer of the Company since September 1993. He is also a director of Bridgewater Savings Bank and AIM Mutual Insurance Company.	1993

Name	Age	Business Experience During Past Five Years, Other Directorships and Qualifications	Has Been a Director Since

In 1988 Peter Chase was named an executive officer of the Company, and has more than 40 years' experience in various positions since starting with Chase Corporation. He has extensive knowledge of both the day to day operations of the Company and its strategic vision. The Board believes that it is important to have the insight of the Chief Executive Officer of the Company reflected in its strategic thinking.

Mary Claire Chase	57	President of Chase Partners, LTD., an executive search firm specializing in financial services and management consulting, since August 2000.	2005

Mary Claire Chase has an extensive background in human resources. Her experience with evaluating executive talent gives her insight into organizational structure which is critical to executing strategic plans. Through and including our annual meeting of shareholders in 2012, Mary Claire Chase was nominated for election as a director of the Company under a Voting Agreement between the Company and the Edward L. Chase Revocable Trust.

Lewis P. Gack	68	Principal of LPG Consulting, an accounting and business consulting firm. Previously Treasurer and Chief Financial Officer of the United Group Operating Companies, Inc., a wholesale liquor distributor, from 1998 to October 2007.	2002

Mr. Gack offers financial, accounting and legal experience as well executive experience to the Board. He has a background in public accounting in addition to operations and management expertise including a focus on inventory management and distribution.

George M. Hughes	73	Founder and Principal of the law firm, Hughes & Associates since May 1996.	1984

Mr. Hughes is a business lawyer and has been a director of the Company for 29 years. The Board believes that his legal background, together with his extensive knowledge of the Company's operations and history, offer a valuable contribution to the Board, particularly on matters relating to corporate governance, board oversight, and strategic acquisitions.

Name	Age	Business Experience During Past Five Years, Other Directorships and Qualifications	Has Been a Director Since
Ronald Levy	74	Retired. Consultant at Navigant Consulting, Inc., from April 2002 through April 2006. Previously, Consultant with Arthur D. Little, Inc. from June 1969 to April 2002 and Vice President from 1987 to April 2002.	1994

Mr. Levy has extensive experience as a strategic consultant to the international building products, wire and cable and construction industries. Mr. Levy offers a perspective drawn from decades of experience and exposure to a wide variety of other businesses and industries.

Thomas Wroe, Jr.	62	Chairman of the Board and Chief Executive Officer of Sensata Technologies, formerly the Sensors & Controls business of Texas Instruments, since 2000.	2008

Mr. Wroe's strong executive experience, including as chief executive of a large public company, provides a well-rounded global perspective. He has experience in the oversight of complex operations and engineering, acquisitions and integration, manufacturing and customer relations, and offers additional business development expertise to the Board.

        Adam P. Chase, President and Chief Operating Officer of the Company, is the son of Peter R. Chase, grandson of Edward L. Chase (deceased) and nephew of Mary Claire Chase.

        Peter R. Chase, Chairman and Chief Executive Officer of the Company, is the father of Adam P. Chase, the son of Edward L. Chase (deceased) and the brother of Mary Claire Chase.

        Mary Claire Chase is the daughter of Edward L. Chase (deceased), and the sister of Peter R. Chase.

        J. Brooks Fenno is a current member of the Company's Board of Directors. In October 2012, Mr. Fenno informed the Company that he would not be standing for re-election at the Meeting.

Corporate Governance

        The Company has long believed that good corporate governance and high corporate ethics are important to ensure that the Company is managed for the long-term benefit of its shareholders.

        The Company's Board of Directors held seven meetings during the fiscal year ended August 31, 2012. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings held by committees of the Board on which he or she served. The Company does not have a formal policy with respect to director attendance at annual shareholders meetings; however it does encourage all directors to attend. Seven out of eight directors attended last year's annual shareholders meeting held in February 2012.

        The Company has adopted the Chase Corporation Code of Ethics, which is applicable to all of our employees, including our Chief Executive Officer, President, Chief Financial Officer, Corporate Controller

and other employees with important roles in the financial reporting process. The Company has also adopted a Code of Business Conduct and Ethics for Directors of Chase Corporation, which is applicable to members of our Board of Directors. The Chase Corporation Code of Ethics and the Code of Business Conduct and Ethics for Directors of Chase Corporation are both available on the Chase Corporation web site www.chasecorp.com. It is the Company's intent to disclose any amendment to these codes of ethics, as they apply to our directors and executive officers, and to disclose any waiver, including an implicit waiver, from the provisions of these codes of ethics as they relate to such directors and officers, on its web site.

        Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by writing to: Chase Corporation, 26 Summer Street, Bridgewater, Massachusetts 02324, Attn: Board of Directors.

        The Board undertakes a review of director independence annually. As a result of its most recent review, the Board has determined that the following directors are independent, as defined in the listing standards of the NYSE MKT: J. Brooks Fenno, Lewis P. Gack, George M. Hughes, Ronald Levy and Thomas Wroe, Jr. In making this decision, the Board considered all relationships between the Company and the directors, including Mr. Hughes' role as (and compensation related to) outside general counsel to the Company, as well as his administrative role as corporate secretary, which is a non-employee and non-officer position. The Board determined each such relationship, and the aggregate of such relationships, to be immaterial to the applicable director's ability to exercise independent judgment.

Board Leadership Structure

        The Company currently combines the offices of Chairman and Chief Executive Officer. The Board believes that it is in the best interests of the Company's shareholders to combine these offices because it puts the Company's senior-most executive officer in a position to guide the Board in setting its policies, priorities and strategies, while ensuring that key business issues and risks are brought to the Board's or Audit Committee's attention. The Chairman and Chief Executive Officer has a long history with the Company, and the Board believes that its current leadership structure makes the best use of his extensive knowledge of the Company and its industry, and enables clear communication between management and the Board.

        While the independent directors meet regularly in executive session, the Board currently has elected not to have a designated lead independent director to chair meetings at which only independent directors are present. The Board's view is that given the relatively small size of the Board, the appointment of a lead independent director is not necessary at this time. The standing committees of the Board all have one or more overlapping members, and the Board feels that communication among committees is relatively efficient in light of this cross-fertilization of membership. The Board believes that it is appropriate to choose the director to lead a particular discussion on a case by case basis, depending on the matter to be discussed, and that the existing structure fosters collaboration among independent directors.

Board's Role in Risk Oversight

        The Board is responsible for monitoring the risks that affect the Company, including operational, legal, regulatory, strategic and financial risks. As part of the regular Board meetings, management presents the Board with updates regarding key facets of the Company's operations. The Board is responsible for assessing risks based on its working knowledge of the Company and the risks inherent in the Company's business. As discussed below, the Audit Committee monitors the Company's financial and audit-related risks. The Compensation and Management Development Committee monitors any risks that may arise from the Company's compensation policies and practices.

Committees of the Board of Directors

        The Board has the following standing committees: (a) Audit, (b) Compensation and Management Development, and (c) Nominating and Governance. All members of the committees serve at the pleasure of the Board of Directors. The functions and current membership of each committee are as follows:

        Audit Committee.    The Audit Committee recommends to the Board of Directors the engagement of the Company's registered public accounting firm, reviews the scope and extent of its audit of the Company's financial statements, reviews the annual financial statements with the registered public accounting firm and with management, and makes recommendations to the Board of Directors regarding the Company's policies and procedures as to internal accounting and financial controls. The current members of the Audit Committee are Lewis P. Gack, Chairman, J. Brooks Fenno and Thomas Wroe, Jr. Each member of the committee is independent, as independence for audit committee members is defined in the listing standards of the NYSE MKT and the applicable regulations of the Securities and Exchange Commission. As Mr. Fenno is not standing for re-election as a member of the Board of Directors, Mr. Ronald Levy will replace Mr. Fenno on the Audit Committee as of the date of the Meeting. The Board has determined that Mr. Gack is an audit committee financial expert as defined in the Securities and Exchange Commission regulations. The Audit Committee held five meetings during the fiscal year ended August 31, 2012. The Audit Committee operates under a written charter that is available through the Company's website at www.chasecorp.com.

        Compensation and Management Development Committee.    The Compensation and Management Development Committee advises the Board of Directors on matters of management, organization, and succession, recommends persons for appointments to key employee positions, and makes the final decisions regarding compensation for directors, officers and key employees. The committee administers the Company's equity incentive plans. The role of our Chief Executive Officer in reporting his evaluations of our other executive officers and making recommendations as to their compensation, as well as the committee's use of compensation consultants from time to time in benchmarking base salaries and providing other industry data, are described in more detail in the Compensation Discussion and Analysis presented elsewhere in this proxy statement. The members of the committee are Ronald Levy, Chairman, Lewis P. Gack and Thomas Wroe, Jr. Each member of the committee is independent, as independence for compensation committee members is defined under the listing standards of the NYSE MKT. The committee held four meetings during the fiscal year ended August 31, 2012. The Compensation and Management Development Committee operates under a written charter that is available through the Company's website at www.chasecorp.com.

        Nominating and Governance Committee.    The Nominating and Governance Committee recommends persons for election as directors of the Company, and makes recommendations to the Board of Directors regarding the structure and membership of the various committees of the Board of Directors, including the Nominating and Governance Committee itself. The members of the Nominating and Governance Committee are J. Brooks Fenno, Chairman, George M. Hughes, and Ronald Levy. Each member of the committee is independent, as independence for nominating committee members is defined in the listing standards of the NYSE MKT. The Nominating and Governance Committee held one meeting during the fiscal year ended August 31, 2012. The Nominating and Governance Committee operates under a written charter that is available through the Company's website at www.chasecorp.com.

Director Nomination Process

        The Nominating and Governance Committee identifies individuals believed to be qualified to become Board members and recommends individuals to fill vacancies. In nominating candidates, the Committee takes into consideration such factors as it deems appropriate, including judgment, experience, skills and personal character, as well as the needs of the Company. The Nominating and Governance Committee will consider nominees recommended by shareholders if such recommendations are made in writing to the committee. The Nominating and Governance Committee does not plan to change the manner in which the committee evaluates nominees for election as a director based on whether the nominee has been recommended by a shareholder or otherwise.

        The Company's Bylaws provide that the Nominating and Governance Committee shall recommend for the election to the Board (i) a lineal descendant or spouse of Edward L. Chase (so long as the spouse of Edward L. Chase, his issue, a trust for the benefit of his spouse and/or his issue, or his estate owns 10% or more of the outstanding voting stock of the Company) and (ii) the Chief Executive Officer of the Company.

        The Company's Bylaws also provide that the Nominating and Governance Committee may recommend to the Board of Directors any individual or individuals for election to the Board of Directors if, after such election, a majority of the Board of Directors shall consist of "non-affiliated directors." "Non-affiliated directors" are directors (i) who are not lineal descendants of Edward L. Chase (whether by blood or adoption); (ii) who are not the spouse of Edward L. Chase or of any of such spouse's lineal descendants; (iii) who are not at the time of determination, and shall not have been at any time within three years preceding such time, officers or employees of the Company (or its predecessor) or any of its subsidiaries, affiliates or divisions; (iv) who are not at the time of determination the beneficial owners of more than 10% of the issued and outstanding shares of any class of the Company's stock; and (v) who are not officers, employees, directors or partners of any person who at the time of determination is a holder of more than 10% of the issued and outstanding shares of any class of the Company's stock.

        The Nominating and Governance Committee does not have a formal policy relating to diversity among directors. In considering new nominees and whether to re-nominate existing members of the Board, the committee examines each person's specific skills and attributes in the context of the skill sets represented on the Board as a whole, and seeks to achieve a Board with strengths in its collective knowledge and a broad diversity of perspectives, skills and business and professional experience. Among other items, the committee looks for a range of experience in strategic planning, sales, finance, executive leadership, legal and similar attributes.

        In addition to the requirements relating to "non-affiliated directors" summarized above, at least a majority of the directors on the Board must be independent directors as defined in the rules of the NYSE MKT.

 Audit Committee Report

        The Audit Committee of the Board of Directors is appointed by the Board of Directors. The members of the Audit Committee meet the independence requirements of the NYSE MKT. The Audit Committee, in accordance with its written charter, oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2012 with management including a discussion of the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's Independent Registered Public Accounting Firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by PCAOB, which provides that certain matters related to the conduct of the audit of the Company's financial statements are to be communicated to the Audit Committee. The Audit Committee has also received the written disclosures and letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP's communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from the Company.

        The Audit Committee discussed with PricewaterhouseCooopers LLP, the overall scope and plans for its audit. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examination, its evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended August 31, 2012 for filing with the Securities and Exchange Commission. The Audit Committee has selected PricewaterhouseCoopers LLP to serve as the Company's Independent Registered Public Accounting Firm for fiscal year 2013.

                      By the Chase Corporation Audit Committee

                      Lewis P. Gack (Chairman)
                      J. Brooks Fenno
                      Thomas Wroe, Jr.

 EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis

Introduction

        This Compensation Discussion and Analysis is intended to provide a context for the disclosures contained in this proxy statement with respect to the compensation paid to our chief executive officer, Peter R. Chase, our chief financial officer, Kenneth L. Dumas, and our chief operating officer, Adam P. Chase. Together, these officers are referred to as the "named executive officers," and their compensation is detailed in the tables that follow this Compensation Discussion and Analysis. Specifically, this Compensation Discussion and Analysis will explain the objectives and material elements of the compensation of the named executive officers during the fiscal year ended August 31, 2012.

        The Compensation and Management Development Committee of our Board of Directors has the responsibility of developing and overseeing a comprehensive compensation philosophy, with strategies and principles that have the support of the Board of Directors and management, and that ensure the fair and consistent administration of our compensation program. The Compensation and Management Development Committee makes recommendations to the full Board for approval relating to the total compensation to be paid to the named executive officers, including salary, performance bonus, equity awards, long-term awards, benefits and perquisites.

        In this analysis, we refer to the Compensation and Management Development Committee as "the committee" or "the compensation committee." The committee operates under a written charter which is available on our corporate web site, www.chasecorp.com, under "Corporate Governance."

Philosophy and Objectives of Our Compensation Program

        The primary objectives of the compensation committee are to ensure that our executive compensation and benefits programs:

  •
  retain executive talent by offering compensation that is commensurate with pay at other public companies of a similar size in the same or similar industries in the region, as adjusted for individual factors, and considering the complexity of the Company's business;

  •
  safeguard our interests and the interests of our shareholders;

  •
  are effective in driving executive performance by having pay at risk, so actual pay is tied to company-wide goal achievements and superior performance is rewarded;

  •
  foster teamwork on the part of management;

  •
  are cost-efficient and fair to employees, management and shareholders; and

  •
  are well-communicated to and understood by program participants.

        Our compensation committee believes that the most effective compensation program is one that will provide incentives that are directly linked to the achievement of company strategies through easily measured, company-wide performance targets, while providing a reasonable level of income security to the named executive officers through competitive base salaries and retirement benefits. To this end, our executive compensation reflects a balance of cash and non-cash compensation, and a mix of currently paid compensation and long-term incentives. The compensation committee does not set a rigid target for these mixes, and the mix will necessarily vary from year to year based upon our underlying financial performance. Our incentive plans combine financial targets to reward performance with time-based vesting to assist retention.

Committee Purposes and Responsibilities

        One of the primary purposes of the compensation committee is to determine the total target compensation levels for the senior executive officers of the company and to establish and annually review the programs that will determine the actual rewards against those targets.

        The committee is charged with ensuring that the target compensation levels and the allocation of short term and long term components are sufficient to attract, motivate and retain seasoned professional managers, while at the same time ensuring that the pay is reasonable and fair to our shareholders in light of the company's financial performance and when compared to executive officers of similar position and responsibility at other businesses.

        The committee is also responsible for reviewing the annual compensation for service on our Board of Directors or for service as a member or chair of any of the various committees of our Board of Directors, and, if appropriate, for recommending to the Board for approval any changes to those programs.

        The committee has the authority to retain and terminate any legal counsel or any compensation or other consultant to be used to assist in the evaluation of director or executive compensation and has sole authority to approve the consultant's fees or other retention terms.

        It also reviews and administers our equity compensation plans, and reviews any existing or proposed employment agreement, change in control or severance agreement, or any special or supplemental benefits not offered as part of a broad-based plan that are made available to our named executive officers. Where appropriate, it recommends adoption, amendment, or termination of such programs or agreements to the full Board of Directors.

Role of Executive Officers in Compensation Decisions

        Our compensation committee makes all determinations affecting the compensation for our named executive officers, including our Chief Executive Officer, and recommends those determinations to the full Board of Directors for approval. Our Chief Executive Officer attends meetings of the committee as a non-voting advisory member, except that he is not present for any discussion of his own compensation. The compensation committee receives and carefully considers our Chief Executive Officer's evaluations of all named executive officers other than himself, as well as his recommendations with respect to all components of compensation of the other named executive officers. In reviewing and considering the evaluations and recommendations of the Chief Executive Officer, the committee takes into account the familial relationship between the Chief Executive Officer and Adam P. Chase, the President and Chief Operating Officer, and satisfies itself that the recommendations are based solely on merit and performance. The committee expressly reserves the right to exercise its discretion in modifying any adjustments or awards recommended by our Chief Executive Officer, although historically the committee has given significant weight to the recommendations of our Chief Executive Officer with respect to the other named executive officers.

Use of Compensation Consultants and Benchmarking Data

        A description of the extent to which we benchmark our base salary levels against other companies is described below under "Base Salary." The committee has taken advice from expert compensation consultants engaged both by the committee and by management to set up the position values and salary ranges for executive officers and continues to adjust base salaries annually in order for the Company to be competitive with respect to executive compensation. Consultants used by the committee and management in the past have included among others James F. Reda & Associates, LLC ("Reda") and Thomas Warren Associates. The compensation consultants have used similar benchmarking data in recommending the performance based components of the executive compensation package. In 2010, as noted in more detail below, the committee engaged Reda to perform a competitive review of overall executive pay levels in comparison to market levels and to recommend appropriate changes to our long term incentive plans. After considering their recommendations, the committee adopted certain changes to the performance metrics used in our cash and equity incentive plans and the thresholds and pro ration curves used under those plans. Reda was engaged directly by the committee. It advised solely on executive compensation and offered no other services which might cause a conflict of interest. The committee did not use the services of a compensation consultant during 2012.

Principal Elements of our 2012 Compensation Program

        There were four principal elements of compensation for our named executive officers during fiscal 2012. These were:

  •
  base salary;

  •
  a cash bonus component based on the performance of our business against corporate objectives under our annual cash incentive plan;

  •
  long term incentive compensation in the form of equity awards including:

  •
  a restricted stock award based on the performance of our business against different corporate objectives (comprising 50% of the total equity component target value);

  •
  a time-based vesting restricted stock award (25% of the total equity component target value);

  •
  stock options (25% of the total equity component target value); and

  •
  a supplemental cash bonus in the amount of 15% of base compensation in order to recognize the named executive officers' work over the year in completing the largest acquisition in the Company's history.

        The financial measurement metrics and targets used in the annual cash incentive plan and the annual equity award plan are subject to annual review by the committee, which reserves the right to set different objectives on either the cash incentive plan or equity award program as it feels appropriate in light of the annual and long term objectives of the Company. As discussed in more detail below, the committee utilizes differing financial performance targets for the cash incentive plan and the equity awards program. The two programs also differ in the dollar value of the target awards and in their vesting provisions, since payments under the cash incentive plan are made after the end of each fiscal year, and the equity awards, both those with performance-based vesting criteria and those without, vest over a period of three years from the time of grant. The total compensation package thus provides a mix of (1) current cash payments in the form of salary, independent of year-to-year financial performance;

(2) annual cash payments determined by reference to the Company's actual results of operations for the year compared to a target; and (3) equity awards, half of the target value of which is subject to vesting provisions relating to the Company's financial results, together with restricted stock and stock options that are not specifically tied to financial performance, all of which are subject to time-based vesting provisions in order to foster our retention objectives. In addition, we maintain a pension plan and other retirement benefits for our executives.

        The cash incentive plan for 2012 sets compensation levels with respect to earnings before interest, taxes, depreciation and amortization ("EBITDA") for the fiscal year in question, as adjusted at the discretion of the committee. The equity award program sets compensation levels with respect to our earnings per share ("EPS") for the fiscal year in question, as adjusted at the discretion of the committee. As a result, a substantial proportion of our named executive officers' total compensation is tied to our earnings in each fiscal year. The committee determined for 2012 that EBITDA is the most appropriate tool for measuring the underlying performance of the company and its management team for the annual incentive plan while EPS is used for the equity plan as it is a more common and consistent measure for longer term incentive programs and aligns with how shareholders are rewarded. In addition, the committee has chosen to emphasize company-wide achievement of financial objectives in this manner, as opposed to emphasizing more subjective individual performance criteria or measurements based upon business units or other operating data, because it believes it is important to use a metric that is easily measured and understood from the beginning of the year, that fosters teamwork among the management team, and that most directly aligns the interest of the named executive officers with those of all shareholders. The committee does retain discretion to adjust or supplement the cash incentive awards paid, either upward or downward.

        The following discussion seeks to explain why the compensation committee has chosen to pay each compensation element, how it determines the amount of each element, and how the element and the committee's decisions regarding that element in fiscal 2012 fit into the Company's overall compensation objectives and affect decisions regarding other elements.

        Base Salary.    We pay a base salary to each of our named executive officers. The objective is to provide base compensation to the executive that is competitive with base compensation that the executive could earn in a similar position at other companies and which will provide a reasonable level of income security for the executive without regard to year-to-year fluctuations in our financial condition. A range of base salary levels for key positions in the Company was established most recently in 2010 upon the recommendation of a compensation consultant, Reda, which was engaged by the committee to provide analysis and input on executive pay and incentive plan design for the top three executive officers.

The ranges for these key positions were established taking into account benchmarking data provided by the compensation consultant which included a survey of the following 20 companies:

• Optical Cable Corporation	• Nortech Systems, Inc.
• SatCon Technology Corporation	• SigmaTron International, Inc.
• Omega Flex, Inc.	• Eastern Company
• Spire Corporation	• Zoltek Companies, Inc.
• BTU International, Inc.	• Sterling Chemicals, Inc.
• Transcat Inc.	• NL Industries, Inc.
• Magnetek, Inc.	• Material Sciences Corporation
• Met-Pro Corporation	• KMG Chemicals, Inc.
• CORE Molding Technologies	• American Pacific Corporation
• SurModics, Inc.	• Balchem Corporation

        The companies surveyed had median revenues in the two years prior to the survey of approximately $121 million (putting us at the 39th percentile), median full time employees of 347 (putting us at the 54th percentile) and median market capitalization of approximately $54 million (putting us at the 63rd percentile). Our pre-tax profit growth was at the 63rd percentile relative to the companies surveyed. In comparison to the peer group, Reda reported that our executive officers' total compensation was in line with market rates. Our Chief Executive Officer's compensation was above the median with respect to both salary and total compensation, representing in part his long tenure at the Company, while our Chief Operating Officer's total compensation and salary were approximately at market, and our Chief Financial Officer's compensation was below the median with respect to both salary and total compensation. Additionally, management has previously engaged Thomas Warren Associates, to ensure salary ranges were and remained appropriate throughout the Company, not just at the management level. Individual executives' base salaries are set initially upon hiring or promotion to a position within the established range, taking into account each executive's experience in the role and other subjective factors, and are reviewed annually thereafter. As outlined above, the Chief Executive Officer makes salary adjustment recommendations to the committee with respect to the named executive officers other than himself. Historically, salary increases have been in the range of 3% to 6% per year, or higher in circumstances where executives are promoted to substantially increased responsibilities. The committee intends from time to time, but not necessarily annually, to revisit the salary ranges used by reference to updated benchmark data, in order to ensure that salaries remain competitive but not excessive. For fiscal 2012, the committee increased the base salaries of each of our named executive officers by 3.5% over the prior year.

        Cash Incentive Plan.    At the beginning of each fiscal year, following the annual budget presentation by management to the Board of Directors, the committee sets a corporate performance target for the upcoming fiscal year to be used in connection with the company's incentive compensation programs. As noted above, for fiscal 2012 this financial target was established as an EBITDA related target under the cash incentive plan. The EBITDA target was set by the committee with reference to both historical performance and expected future performance. The committee believes that the targets set as a general matter should be reasonably attainable through consistent performance as compared to recent years, and it is the committee's expectation that the actual awards granted under the relevant plan will exceed the "target" awards where management achieves growth over historical annual EBITDA levels. The corporate EBITDA targets are set in a way that tends to reflect improvement over historical results generally, at least during periods of multi-year growth in EBITDA, but do not always reflect improvement over the most immediately preceding fiscal year. For fiscal 2012, the corporate EBITDA target set by the committee was $21.4 million.

        At the end of the fiscal year, actual results are compared to the target established at the beginning of the year. In establishing the compensation program, it was the Board's intent to exclude from actual performance measurements the effect of unusual or nonrecurring events, income or expenses from the calculations. The committee consequently has the discretion to decide, and has decided from time to time in the past, to exclude certain items or to make other adjustments in order to fairly reflect our underlying operating performance for the year. No adjustments were made for fiscal 2010 or fiscal 2011. In fiscal 2012, the committee made upward adjustments of approximately $4.6 million to our actual results used to calculate payments under the plan in order to exclude transaction costs associated with the Company's acquisition of NEPTCO and to exclude unanticipated non-cash pension settlement costs on the defined benefit pension plan. The reconciliation from net income to adjusted EBITDA for fiscal 2012 is as follows (in thousands):

Net income	$9,338
Interest expense	398
Income taxes	4,775
Depreciation	3,257
Amortization	2,716

EBITDA	$20,484
Acquistion related costs	3,206
Expense related to inventory step-up	828
Defined benefit plan settlement costs	550

Adjusted EBITDA	$25,068

        In order for any amounts to be payable under the plan, the Company must meet a threshold level of 90% of the target EBITDA. Actual payments are made under the plan by reference to the target awards established by the committee for each of the named executive officers as a percentage of their base salaries, although they are subject to adjustment as described below. The maximum award under the cash incentive plan is reached at 120% of the target performance measure. The adjusted EBITDA as presented above was $25.1 million for fiscal 2012 and represented achievement at approximately 117% of the target amount. Amounts potentially payable under the cash incentive plan, as a percentage of salary, and amounts actually paid are reflected in the table below for fiscal year 2012.

				Actual FY 2012 Payments
	Cash Awards Payable for 2012
				Award as percentage of annual salary
Name of executive	At 90% of target	At 100% of target	At 120% of target		Final payments made
	(as percentage of base salary)
Peter R. Chase	25%	50%	100%	93%	$504,012
Adam P. Chase	20%	40%	80%	74%	$194,189
Kenneth L. Dumas	15%	30%	60%	56%	$104,345

        A similar cash incentive program was approved by the committee and maintained and paid out of a bonus pool, with payments determined by reference to our adjusted EBITDA, for other key employees at the Company. In fiscal 2012, approximately 50 employees participated in that program (with most payments at the discretion of the Chief Executive Officer and the other executive officers).

        Equity Incentive Plan.    The third element of our compensation program is our equity-based long-term incentive plan. In 2012 our equity incentive plan used a combination of three types of equity awards: performance-based restricted stock, time-vesting restricted stock and stock options.

        The performance-based element measured annual performance against an earnings per share ("EPS") target for fiscal 2012 and represented 50% of the total target equity award for each of the name executive officers. The other half of the total target equity award to each named executive officer was split evenly between time-based restricted stock and stock options.

        The following table shows, for each of the named executive officers, the total target equity awards for each officer as determined at the beginning of the fiscal year, and the final equity incentive awards with respect to the performance based restricted stock as calculated at the end of the fiscal year.

Name	Target Equity Award as % of Salary	Value at Grant Date	Performance Shares at Grant Date(1)	Time Vesting Shares at Grant Date(2)	Stock Options at Grant Date(2)	Actual Payout for 2012 Performance shares (# of shares)
Peter R. Chase	100%	$542,102	21,226	10,613	33,430	42,452
Adam P. Chase	80%	$208,865	8,178	4,089	16,953	16,356
Kenneth L. Dumas	60%	$112,231	4,394	2,197	9,110	8,788

(1)
Value represents 50% of the total equity award assuming achievement at 100% of the performance targets, using the closing share price on the last day of the prior fiscal year.

(2)
Value represents 25% of the total equity award using the closing share price on the last day of the prior fiscal year, in the case of time-based restricted stock awards, and the Black-Scholes value of the options on such date, in the case of the option awards.

        In the event of a named executive officer's retirement, death or disability or dismissal without cause before the scheduled vesting date, then the awards will vest pro rata to the date of the termination of employment. In the event of a named executive officer's voluntary termination of employment or termination for cause, all of the award will be forfeited. Upon a change of control of the Company, any unvested awards will automatically vest.

        Each of the three types of equity awards that collectively comprise our equity incentive plan are described in more detail below:

  •
  Performance-based restricted stock.  The performance-based restricted stock awards are made at the beginning of the year based upon the target performance levels, with the target number of shares being determined by dividing the target equity award value by our stock price on the grant date. For fiscal 2012, the corporate EPS target set by the committee was $1.16.

    The final award amounts are determined after the end of the fiscal year by reference to our actual performance for the year. In order for any payments to be made under the equity incentive plan, the Company must achieve at least 90% of the EPS target. If the Company achieves less than 90% of the performance target, the full award would be forfeited. If the Company achieves 90% of that target, then the actual payment would be 50% of the target shares (with the other 50%

    being forfeited). If the Company achieves 100% of the target, then the actual payment would be 100% of the targeted share amount. Achievement between 90% and 100% would be pro-rated. If the Company achieves 120% of the target then the executive's equity award would be 200% of the targeted share amount. Achievement between 100% and 120% will be pro-rated. The total opportunity is capped at 200% of the targeted share amount. Accordingly, there is no incremental award at performance levels above 120% of the earnings per share target.

    EPS as defined in the plan may differ from earnings per share as calculated under generally accepted accounting principles, since the plan uses the fully diluted number of shares outstanding as of the first day of the fiscal year and may include other adjustments as determined by the Compensation Committee. Our basic and diluted EPS as reported under U.S. generally accepted accounting principles for fiscal 2012 was $1.03 per share. The Compensation Committee decided to make upward adjustments of approximately $3.2 million (net of tax of $1.4 million) to our reported earnings in calculating the EPS under the 2012 equity incentive plan, which was the same adjustment made under the cash incentive plan, in order to exclude the transaction costs associated with the Company's acquisition of NEPTCO and unanticipated non-cash settlement costs in the defined benefit pension plan. Giving effect to these adjustments, and using the fully diluted number of shares outstanding as of September 1, 2011, the EPS used for purposes of evaluating performance under the 2012 equity plan was $1.43, or approximately 123% of the target. The Compensation Committee felt that employees of the Company should not be penalized for these charges given that they were of a non-operating nature; they were not included in the determination of the target and in the case of the acquisition expenses, they were incurred in a transaction that the Board believes will contribute to the long-term growth of the Company and that was in the best interest of the Company's shareholders.

    The final share amounts are calculated and approved by the compensation committee upon finalization of our financial results for the fiscal year. Equity awards made for fiscal 2012 exceeded the target levels because of the strong earnings achieved by the Company during that year, excluding the transaction expenses and non-cash pension settlement costs noted above. The restricted stock will not vest, however, until the last day of the second fiscal year following the fiscal year that is used as the performance period. In other words, the performance-based equity awards for fiscal 2012 will vest on August 31, 2014.

    The committee believes that the combination of performance measures to determine the number of shares of common stock underlying each award, and the "cliff" vesting of the award two years after the end of the performance period, is useful in accomplishing the dual objectives of rewarding superior performance and encouraging retention of its qualified executives.

  •
  Time-based vesting restricted stock.  Starting in fiscal 2011, the committee determined that time-based vesting shares should be incorporated into our long-term incentive plan for the executive officers. The purpose of the time vesting restricted stock grant was to provide a long term incentive in the form of a fixed award that was not subject to a performance measurement target. The number of shares is determined by reference to the value of the award (25% of the total target equity award value) divided by the closing market price of the Common Stock on the last day of the prior fiscal year. The shares vest in three years from their grant, or on August 31, 2014.

  •
  Stock options.  Starting in fiscal 2011, the committee determined that stock option grants should be incorporated into our long-term incentive plan on a more formulaic basis as part of the overall long term incentive plan for the executive officers, as compared to prior years when option awards had been made on a more ad hoc basis outside of our annual equity incentive plan. Thus, 25% of the total target value of the equity plan awards for 2012 was made in options to purchase common stock, although the total target value of the equity plan awards did not increase, as a percentage of salary, compared to 2010 or 2011. The purpose of the option grant was to further align management's interests with that of the shareholders, to encourage equity participation among management team members and provide a long-term incentive for their future commitment as key members of the executive management team. The grants in fiscal 2012 were made effective as of the first day of the fiscal year, with an exercise price equal to the fair market value of the common stock on that date. The committee made option awards to Peter R. Chase (33,430), Adam P. Chase (16,953), and Kenneth L. Dumas (9,110). The number of shares of common stock subject to these option grants was determined by taking 25% of the total equity award opportunity for each individual named executive officer and dividing it by the Black-Scholes value of an individual option on the date of grant. Peter R. Chase's award was reduced by the value of certain club initiation fees that the Company had paid on his behalf during fiscal 2011. The options granted in fiscal 2012 will vest in three equal annual installments, beginning on August 31, 2012.

        Discretionary Bonuses.    The committee does not typically pay discretionary cash bonuses as a routine component of the executive compensation program, separately from the cash incentive plan described above. As noted above, the committee has the discretion to adjust an award determined under the cash incentive plan upward or downward, and has exercised that discretion in prior years in a manner that has historically had a small impact on total compensation compared to the objective components.

        In fiscal 2012, however, the Company completed the acquisition of NEPTCO Inc., which represented approximately 39% of the Company's consolidated total assets at the end of fiscal 2012, and was the largest acquisition in the Company's history. The Board of Directors determined to recognize the work of our named executive officers on the acquisition throughout the year by awarding supplemental, discretionary bonuses of $81,315, $39,162, and $28,058 to Peter R. Chase, Adam P. Chase and Kenneth L. Dumas, respectively. In each case, these amounts reflect 15% of the respective officer's base compensation.

        Voting and Dividends on Stock Awards.    Since fiscal 2008, the compensation committee has used restricted stock awards with both performance and time vesting provisions in lieu of the restricted stock units it had previously used. The primary difference is that the participants in the equity award program are able to vote and receive dividends upon their restricted shares before the vesting period. The committee determined that permitting the participants to vote and receive dividends prior to the vesting of the awards was appropriate and consistent with the committee's retention and pay for performance objectives. The committee took into account the fact that dividends on unvested awards would typically represent a small percentage of the executives' total compensation. Dividends paid on unvested awards are not required to be repaid if the vesting provisions are not met, but the underlying shares themselves remain subject to forfeiture through the vesting date, putting the bulk of the economic value of the award at risk and subject to the performance and time-based vesting conditions.

Retirement Programs

        In addition to the primary components of executive pay described above, we maintain certain retirement plans and benefits for our executive officers. Many of these plans are available to larger groups of employees. The committee feels that the opportunity to participate in programs that assist the executives and other employees in saving for retirement is an important part of those employees' compensation package.

  •
  Our named executive officers may elect to make contributions to a retirement account in our 401(k) plan, which is available to substantially all of our employees and under which we made a matching contribution to each participant in each of the last three fiscal years. The matching contribution under the 401(k) plan is the equivalent of 100% of the first percent of the employees' pre-tax contribution to the plan plus 50% thereafter, up to an amount equal to three and one half percent of the employee's annual salary. Our matching contributions to the accounts of the named executive officers are shown in the "All Other Compensation" column in the Summary Compensation Table.

  •
  We also maintain a non-qualified Supplemental Savings Plan covering selected employees, including our named executive officers. Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan.

  •
  We maintain a tax-qualified defined benefit pension plan and a non-qualified Supplemental Pension Plan. The Supplemental Pension Plan covers those of our employees who from time to time may be designated by our Board of Directors. Currently, our Chairman & Chief Executive Officer, Peter R. Chase; our President & Chief Operating Officer, Adam P. Chase; and our Chief Financial Officer & Treasurer, Kenneth L. Dumas have been designated as being covered. These plans are described in more detail under "Executive Compensation—Other Executive Plans—Pension Plan". As noted in that section, benefits are paid at a higher rate to employees who became employed prior to May 1, 1995 or who are covered by certain collective bargaining agreements and meet certain other qualifications, as compared to those who were employed after that date. Of our named executive officers, only our Chief Executive Officer was employed prior to May 1, 1995, and therefore only he accrues benefits at the higher rate.

Other Benefits

        In 1997, we structured a split dollar life insurance program for our Chief Executive Officer, Peter R. Chase. The program was restructured in 2005 following the enactment of the Sarbanes-Oxley Act of 2002 and the issuance by the Internal Revenue Service of regulations relating to the treatment of so-called "equity" split dollar arrangements. As part of this restructuring, we agreed to provide Mr. Chase an annual bonus payment in an amount sufficient for the after-tax portion to be used to pay the premium on a life insurance policy in his own name. These premiums (and consequently our obligation to make these payments) are spread over nine years beginning in January 2005. Our obligations will cease if Mr. Chase terminates his employment with us, unless the termination is the result of a disability, without cause or within one year of a change in control. We pay Mr. Chase $309,210 annually under this agreement. This benefit is unrelated to Mr. Chase's salary or other compensation, and the committee does not consider the value of this benefit in setting the other components of Mr. Chase's compensation. The Company entered into this agreement in recognition of Mr. Chase's valuable services to the Company and the voluntary transfer as part of the restructuring program by Mr. Chase to the

Company of life insurance policies, which were owned by him and subject to a collateral assignment split dollar agreement with the Company.

        We also own a life insurance policy on the life of Peter Chase as a mechanism to fund our obligations under the unfunded, nonqualified excess benefit plan described above.

        We also provide Peter Chase with a company car and a golf club membership. We provide our other named executive officers a car allowance of $1,000 per month. We provide each of our named executive officers reimbursement for certain financial planning and tax services up to $5,000 per year. Our compensation committee considers these arrangements to be fair and reasonable in light of the relatively low cost to the Company. These amounts are reported as income to the executive for tax purposes.

        Named executive officers may also participate in our medical and dental insurance offerings by electing to make payroll deductions designed to cover approximately 25% of the cost of these programs (with the company covering the other 75% of the cost). We also provide disability and life insurance coverage for our named executive officers and pay a portion of the related premiums.

Named Executive Agreements

        In prior years, as any of our named executives were hired by us, promoted or have taken on additional responsibilities, we entered into agreements with them pursuant to which they would be entitled to receive severance benefits upon termination by us without cause, or upon the occurrence of certain enumerated events during the two years following a change in control. The events that trigger payment are generally those related to termination of employment without cause or detrimental changes in the executive's terms and conditions of employment. See "Payments Upon Termination or Change of Control" below for a more detailed description of these triggering events and the resulting benefits. We believe that this structure will help: (i) assure that the named executive officers can give their full attention and dedication to us, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control, (ii) assure the named executives' objectivity in considering shareholders' interests, (iii) assure the named executives of fair treatment in case of involuntary termination following a change in control, and (iv) attract and retain key executive talent in a competitive market.

Consideration of the 2012 Shareholder Advisory Vote on Executive Compensation

        At the Company's 2012 annual meeting of shareholders, over 88% of votes cast at the meeting with respect to the proposal were voted to approve, on an advisory basis, the compensation of our named executive officers. No specific component of our 2012 executive compensation program was altered based upon this passage rate. However, the committee will continue to monitor shareholder feedback as it reviews and establishes future executive compensation plans and determines awards for our named executive officers. Our Board of Directors has determined that an advisory vote will be conducted on a triennial basis. The next such vote will be conducted at our 2015 annual meeting of stockholders.

Compensation Risks

        The Compensation and Management Development Committee has considered the components of the Company's compensation policies and practices. We believe that risks arising from our compensation policies and practices for our employees, including our executive officers, are not likely to have a material adverse effect on us. In addition, although a significant portion of executive compensation is performance based and "at-risk," the committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risk.

        The committee has reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking. It concluded that:

  •
  the Company's significant weighting toward long-term incentive compensation, including performance targets and time-based vesting provisions used in tandem, discourages excessive risk taking;

  •
  the Company's performance goals are appropriately set in order to avoid targets that, if not met, result in a large percentage loss of compensation;

  •
  assuming achievement of at least a minimum level of performance, payouts under the Company's performance-based plans result in some compensation at levels below full target achievement, rather than an "all or nothing" approach; and

  •
  as a manufacturing company, the Company is not generally subject to the types of risks that may be present in a corporation involved in financial services, trading or investment activities.

Impact of Tax and Accounting Issues

        Section 162(m) of the Internal Revenue Code denies a tax deduction to a public corporation for annual compensation in excess of one million dollars paid to its Chief Executive Officer and certain of its other most highly compensated officers, unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m) of the Code, which include an exception for "performance based" compensation meeting certain requirements. Where possible, the committee attempts to structure its compensation programs such that compensation paid will be tax deductible whenever it is consistent with our compensation philosophy. However, the committee has not adopted a policy requiring all compensation to be deductible. Our compensation committee believes that factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of our shareholders. Our compensation committee believes that it is important to retain the flexibility to design compensation programs consistent with our executive compensation philosophy, even if some executive compensation is not fully deductible. Also, the deductibility of some types of compensation payments will depend on the timing of an executive's vesting or exercise of previously granted rights. Accordingly, our compensation committee may from time to time approve elements of compensation for certain executives that are not fully deductible.

        In addition, the compensation committee considers the impact of Section 409A of the Internal Revenue Code, which imposes certain requirements on "nonqualified deferred compensation plans." These may be particularly relevant in the case of compensation paid after termination of a named executive officer's employment under the change in control and severance agreements discussed above. We believe that this compensation is in compliance with the applicable requirements of Section 409A.

 Report of the Compensation and Management Development Committee

        The Compensation and Management Development Committee of the Chase Corporation Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the Company and, based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

                      By the Compensation and Management
                      Development Committee

                      Ronald Levy (Chairman)
                      Lewis P. Gack
                      Thomas Wroe, Jr.

 Executive Compensation

        The following table contains a summary of the compensation paid or accrued during the fiscal years ended August 31, 2012, 2011 and 2010 to our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Peter R. Chase	2012	542,102	390,525	406,584	102,964	504,012	343,000	126,365	2,415,552
Chairman & Chief Executive	2011	523,770	309,210	392,827	130,942	389,319	399,584	165,541	2,311,193
Officer	2010	499,780	309,210	484,254	268,500	503,624	498,898	96,474	2,660,740
Adam P. Chase	2012	261,081	39,162	156,650	52,215	194,189	40,000	45,679	788,976
President & Chief Operating	2011	252,252	25,000	151,352	50,450	150,000	(10,596)	39,493	657,951
Officer	2010	235,405	—	184,800	179,000	192,192	8,949	33,222	833,568
Kenneth L. Dumas	2012	187,052	28,058	84,167	28,059	104,345	19,000	32,388	483,069
Chief Financial Officer &	2011	180,726	9,400	81,325	27,109	80,600	(2,992)	29,691	405,859
Treasurer	2010	168,656	—	99,300	89,500	103,272	6,585	25,478	492,791

(1)
Salary includes amounts earned in the fiscal year, whether or not deferred.

(2)
The bonus for Peter R. Chase in each year reflects the annual reimbursement of $309,210 to Mr. Chase by the Company for the cost of premiums incurred by him for certain life insurance policies owned by him. The Company agreed in January 2005 to make these premium payments on behalf of Mr. Chase for a nine year period in connection with his restructuring of previously existing split dollar arrangements as a result of the enactment of the Sarbanes-Oxley Act of 2002 and the issuance by the Internal Revenue Service of regulations relating to the treatment of so-called "equity" split dollar arrangements. The additional amount paid to Mr. Chase in fiscal 2012 and the amounts paid to our other named executive officers in the same year represent discretionary adjustments equal to 15% of base compensation for their efforts through the year on the acquisition of NEPTCO.

(3)
Amounts under "Stock Awards" reflect the grant date fair value of the stock-based incentive awards granted under our equity incentive program in that fiscal year, based on the estimated probable outcome of the award as of the grant date. Amounts under "Option Awards" reflect the grant date fair value of stock options awarded during the fiscal year. In each case, amounts are reported whether or not the award had vested and was recorded as compensation expense in accordance with the accounting for stock based compensation guidance during the year. Assumptions made in the valuation are described in more detail in Note 1 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2012. The amounts reported have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. Using the grant date fair value but assuming the maximum performance target under the stock-based incentive plan were met or exceeded, the amounts reported under "Stock Awards" for 2012 would have been $677,635 for Peter R. Chase, $261,082 for Adam P. Chase, and $140,283 for Kenneth L. Dumas. The total compensation column for such officers in 2012 would have correspondingly been increased by $271,051, $104,433, and $56,116, respectively. These maximum amounts were achieved for 2012 based on our financial results for the year.

(4)
These amounts reflect incentive payments made under our Annual Cash Incentive Program earned during fiscal 2012, 2011 and 2010 and paid in November following the respective fiscal year period. The incentive program is described in the Compensation Discussion and Analysis under the heading "Principal Elements of our 2012 Compensation Program—Cash Incentive Plan".

(5)
Represents the current year benefit increase (or decrease) of the present value of the qualified defined benefit plan as well as the supplemental pension plan as described under "—Other Executive Plans—Pension Plan".

(6)
These amounts include all other compensation as described in the following table:

Name	Fiscal Year	Qualified 401(k) and Supplemental Retirement Plan Contributions (a)	Life & Long-Term Disability Insurance Premiums (b)	Automobile Allowance or Use of Company Car (c)	Other (d)	Total
Peter R. Chase	2012	$18,949	$14,307	$24,888	$68,221	$126,365
	2011	18,332	15,882	24,888	106,439	165,541
	2010	17,272	16,541	24,888	37,773	96,474
Adam P. Chase	2012	6,666	2,620	12,000	24,393	45,679
	2011	6,792	2,620	12,000	18,081	39,493
	2010	6,632	2,374	12,000	12,216	33,222
Kenneth L. Dumas	2012	6,286	1,962	12,000	12,140	32,388
	2011	6,082	1,893	12,000	9,716	29,691
	2010	5,681	1,747	12,000	6,050	25,478

(a)
This amount represents the contribution by the Company on behalf of the named executive officers to the Chase Corporation Retirement Savings Plans.

(b)
These amounts include the portions of premiums paid by us for: (i) life insurance coverage exceeding $50,000 and (ii) long term disability premiums. Peter R. Chase is the only named executive officer who has supplemental long-term disability insurance. The premiums for this insurance totaled $7,650 in 2012, 2011 and 2010 and are included above.

(c)
These amounts represent automobile allowances or personal use of a company leased car.

(d)
These amounts represent payment of dividends on restricted stock, country club membership and all other compensation (consisting of reimbursement for financial planning and tax services) as follows:

Name	Fiscal Year	Dividends on Restricted Stock	Country Club Membership(i)	All Other	Total
Peter R. Chase	2012	$58,921	$4,300	$5,000	$68,221
	2011	$47,274	$59,165	$—	$106,439
	2010	28,608	4,165	5,000	37,773
Adam P. Chase	2012	22,593	—	1,800	24,393
	2011	18,081	—	—	18,081
	2010	10,416	—	1,800	12,216
Kenneth L. Dumas	2012	12,140	—	—	12,140
	2011	9,716	—	—	9,716
	2010	5,836	—	214	6,050

(i)
In 2011, Peter R. Chase received $55,000 for country club membership initiation fees. In exchange for this compensation, his 2012 equity award (stock option component) was reduced by the same amount.

Grants of Plan-Based Awards for Fiscal 2012

        The following table sets forth information relating to potential payments to each of our named executive officers under our fiscal 2012 cash and equity-based incentive award programs. The actual amounts that we paid under each of these programs are reflected in the Summary Compensation Table and its footnotes and are described in more detail under our Compensation Discussion and Analysis under the heading "Principal Elements of our 2012 Compensation Program—Cash Incentive Plan" and "—Equity Incentive Plan".

									All Other Option Awards
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
									Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)
								All Other Stock Awards (#)			Grant Date Fair Value of Stock Awards ($)
Name & Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter R. Chase
Cash award	9/1/2011	$135,526	$271,051	$542,102
Performance restricted stock grant	9/1/2011				10,613	21,226	42,452				$271,056
Time vesting restricted stock grant	9/1/2011							10,613			135,528
Option award	9/1/2011								33,430	$12.77	102,964
Adam P. Chase
Cash award	9/1/2011	$52,216	$104,432	$208,865
Performance restricted stock grant	9/1/2011				4,089	8,178	16,356				$104,433
Time vesting restricted stock grant	9/1/2011							4,089			52,217
Option award	9/1/2011								16,953	$12.77	52,215
Kenneth L. Dumas
Cash award	9/1/2011	$28,058	$56,116	$112,231
Performance restricted stock grant	9/1/2011				2,197	4,394	8,788				$56,111
Time vesting restricted stock grant	9/1/2011							2,197			28,056
Option award	9/1/2011								9,110	$12.77	28,059

        The grant date reflected in the table above is the beginning of the fiscal year which coincides with the effective date of the award for both the non-equity (cash) incentive plan, and the long-term equity incentive plan. Amounts in the table above under "Threshold" represent cash amounts payable under the cash incentive plan if 90% of the corporate EBITDA-based performance target is achieved, representing a specified percentage of the named executive officers' base salaries, and share amounts payable under the performance based equity incentive program if 90% of the corporate EPS-based performance target is achieved. Below those performance levels, no payments would be made under the respective plans. Amounts under "Target" represent 100% of the target payout under each of those plans, which is set in each case as a specified percentage of the named executive officer's base salary. The maximum payout under either the cash incentive plan or the performance based equity award program is 200% of the target award. The grant date fair value of the possible equity awards reflects the fair value of our common stock on September 1, 2011 multiplied by the total number of shares of restricted stock to be awarded assuming the target was met (assumed to be the probable outcome of the performance conditions at the grant date). The awards were actually paid in accordance with the plans upon finalization of our annual financial results and certification of the awards by the compensation committee in November 2012. The actual payments for fiscal year 2012 reflected the achievement of the maximum payout for the participating officers in the case of the performance-based equity award, and achievement of an amount between the target and the maximum in the case of the cash incentive plan.

Outstanding Equity Awards at Fiscal Year-End 2012

        The following table sets forth information relating to options and unvested restricted stock outstanding as of August 31, 2012 that were granted pursuant to our 2005 Equity Incentive Plan or predecessor plans to our named executive officers.

					Stock Awards
	Option Awards
						Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)
Peter R. Chase	56,250	18,750	$11.15	8/31/2019	83,391	$1,356,772
	26,136	13,068	$12.70	8/31/2020
	11,143	22,287	$12.77	8/31/2021
Adam P. Chase	—	150,000	$16.53	7/8/2018	32,129	$522,739
	37,500	12,500	$11.15	8/31/2019
	10,070	5,035	$12.70	8/31/2020
	5,651	11,302	$12.77	8/31/2021
Kenneth L. Dumas	—	100,000	$16.53	7/8/2018	17,264	$280,885
	18,750	6,250	$11.15	8/31/2019
	5,410	2,706	$12.70	8/31/2020
	3,037	6,073	$12.77	8/31/2021

        The stock option awards noted in the table above with August 2021 expiration dates vest in three equal annual tranches beginning August 31, 2012 through August 31, 2014. The stock option awards noted in the table above with August 2020 expiration dates vest in three equal annual tranches beginning August 31, 2011 through August 31, 2013. The stock option awards noted in the table above with August 2019 expiration dates vest in four equal annual tranches beginning August 31, 2010 through August 31, 2013. The stock option awards with July 2018 expiration dates are scheduled to cliff vest on July 8, 2013.

        Amounts under the "Stock Awards" columns reflect restricted stock issued under our equity incentive programs for fiscal 2012 and 2011. The columns include the value of the share amounts issued during fiscal 2012 and 2011, even though the final number of shares comprising the 2012 award was not certified until after the fiscal year end and remained subject to increase or decrease as of August 31, 2012. The market value of all restricted stock is based on the closing price of our common stock on the last trading day in the fiscal year. The closing price as reported by the NYSE MKT on August 31, 2012 was $16.27.

        Stock awards for fiscal 2011 will vest on August 31, 2013 and awards for fiscal 2012 will vest on August 31, 2014 as outlined in the table below:

	Vesting of Stock Awards
Name	August 31, 2013	August 31, 2014
Peter R. Chase	51,552	31,839
Adam P. Chase	19,862	12,267
Kenneth L. Dumas	10,673	6,591

        As noted above, subsequent to August 31, 2012, the additional stock awards to be granted under our equity incentive program for fiscal 2012 under the financial performance measures applicable to that plan (and vesting August 31, 2014) were determined to be 21,226 for Peter R. Chase, 8,178 for Adam P. Chase, and 4,394 for Kenneth L. Dumas. Because the amounts were determined after August 31, 2012, based on our fiscal year performance, these shares are not reflected in the tables above. See the discussion under "Principal Elements of our 2012 Compensation Program—Equity Incentive Plan" in our Compensation Discussion and Analysis above.

Option Exercises and Stock Vested for 2012

        The following table sets forth information relating to options exercised in the year ended August 31, 2012 that were granted pursuant to our 2005 Equity Incentive Plan by each of our named executive officers. The table also reflects stock vesting during fiscal 2012, which represented the equity incentive awards made during fiscal 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter R. Chase	—	—	84,956	$1,382,234
Adam P. Chase	—	—	32,422	$527,506
Kenneth L. Dumas	—	—	17,422	$283,456

Payments Upon Termination or Change of Control

        Executive Severance and Change in Control Agreement.    We have entered into severance agreements with each of Peter R. Chase, Adam P. Chase and Kenneth L. Dumas. Under the terms of the agreements, if the named executive's employment is terminated by the Company without cause, or terminated by the executive within 24 months after the occurrence of a change in control of the Company for good reason, then the named executive will receive the following benefits:

  •
  Severance pay in an amount equal to a multiple (2.0x in the case of Peter R. Chase, 1.5x in the case of Adam P. Chase and 1.0x in the case of Kenneth L. Dumas) of the greater of the named executive's annual salary in effect prior to the change in control or his annual salary in effect immediately prior to termination.

  •
  Health insurance, dental insurance and group term life insurance for a period ending on the earlier of the commencement date of equivalent benefits from a new employer or one year from his termination date, provided the named executive continues to pay an amount equal to the employee's share of contributions.

        If terminated for cause, the named executive shall be entitled to his salary through the period ending with the date of such termination and any accrued benefits. In case of death, disability or retirement, the named executive shall be entitled to such benefits as may be provided to him pursuant to the Company's employee benefit plans.

        Amounts that would have been owed to the executive officers upon termination or a change of control assuming a triggering event took place on August 31, 2012, the last day of the Company's most recently completed fiscal year, are presented below.

Name	Benefit	Voluntary or For Cause	Before Change in Control Termination without Cause	After Change in Control Termination without Cause or by the Executive for Good Reason	Disability	Death or Retirement	Change in Control
Peter R. Chase	Salary	—	$1,084,204	$1,084,204	—	—	—
	Non-Equity Incentive Plan Compensation	—	974,646	974,646	—	—	—
	Medical Benefits	—	11,997	11,997	—	—	—
	Executive Bonus	—	309,210	309,210	$309,210	—	—
	All Other Compensation	—	33,256	33,256	—	—	—
	Acceleration of Stock Options	—	—	220,656	—	—	$220,656
	Acceleration of Restricted Stock	—	846,957	1,702,119	846,957	$846,957	1,702,119

	Total	—	$3,260,270	$4,336,088	$1,156,167	$846,957	$1,922,775

Adam P. Chase	Salary	—	$391,622	$391,622	—	—	—
	Non-Equity Incentive Plan Compensation	—	306,263	306,263	—	—	—
	Medical Benefits	—	18,353	18,353	—	—	—
	Executive Bonus	—	—	—	—	—	—
	All Other Compensation	—	21,286	21,286	—	—	—
	Acceleration of Stock Options	—	—	121,532	—	—	$121,532
	Acceleration of Restricted Stock	—	326,317	655,795	$326,317	$326,317	655,795

	Total	—	$1,063,841	$1,514,851	$326,317	$326,317	$777,327

Kenneth L. Dumas	Salary	—	$187,052	$187,052	—	—	—
	Non-Equity Incentive Plan Compensation	—	111,202	111,202	—	—	—
	Medical Benefits	—	18,353	18,353	—	—	—
	Executive Bonus	—	—	—	—	—	—
	All Other Compensation	—	20,248	20,248	—	—	—
	Acceleration of Stock Options	—	—	62,915	—	—	$62,915
	Acceleration of Restricted Stock	—	175,342	352,376	$175,342	$175,342	352,376

	Total	—	$512,197	$752,146	$175,342	$175,342	$415,291

        If the named executive officer is terminated without cause, or for good reason within 24 months of a change of control, the Company will also pay, at the request of the executive, for an outplacement service for a period of up to one year. These services are not reflected in the table above, as the amount cannot be determined.

Other Executive Plans

        2005 Incentive Plan.    The 2005 Incentive Plan (the "2005 Plan") provides for the grant of stock options (both non-statutory options or "NSOs" and, in the case of employees, incentive stock options or "ISOs"), restricted stock, performance awards (including cash), dividend equivalents, deferred stock and unrestricted stock. Unless otherwise determined by the Committee, awards may not be transferred except by will or by the laws of descent and distribution, until the award has been exercised and all restrictions have lapsed, as applicable. The number of shares subject to grant under the 2005 Plan is 1,000,000. The maximum number of awards that may be issued to any person in any calendar year is 200,000 shares. The maximum annual cash award that may be issued to any person is $2,000,000. As of August 31, 2012 there were 161,600 shares of the Company's Common Stock available for future issuance under the 2005 Plan.

        Non-Qualified Retirement Savings Plan.    The Company maintains a non-qualified Supplemental Savings Plan covering selected employees, including the named executive officers. The Supplemental Savings Plan covers those employees of the Company who from time to time may be designated by the Board of Directors and who meet other eligibility and salary criteria. Currently, the Company's Chief Executive Officer, President, and Chief Financial Officer have been designated by the Board of Directors as being covered by the Supplemental Savings Plan, although only the Company's Chief Executive Officer participated during 2012. Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan. The following table gives details relating to our named executive officers' participation in this plan.

Non-Qualified Deferred Compensation for 2012

Name	Fiscal Year	Executive Contributions in Fiscal Year ($)(1)	Registrant Contributions in Fiscal Year ($)(2)	Aggregate Earnings (Loss) in Fiscal Year ($)(3)	Aggregate Balance at Fiscal Year End ($)(4)
Peter R. Chase	2012	$19,882	$10,922	$38,099	$479,768

(1)
Amounts in this column are included in the "Salary" column in the Summary Compensation Table.

(2)
Amounts in this column are included in the "All Other Compensation" column in the Summary Compensation Table.

(3)
Amounts in this column are not included in the Summary Compensation Table.

(4)
This column includes amounts in the named executive officer's total deferred compensation account as of the last day of the fiscal year. In addition to the contribution for fiscal 2012, this column reports the portion of the aggregate balance that was reported as compensation in the Summary Compensation Table in each of the Company's previous proxy statements and also includes aggregate earnings on previously contributed amounts.

        All payments under the Supplemental Savings Plan to participants or their designated beneficiaries will be made in a lump sum. Distribution of these amounts will commence no later than the end of the year in which the participant has separated from service with the Company.

        Pension Plan.    The Company maintains a tax-qualified defined benefit pension plan and a non-qualified excess benefit plan ("Supplemental Pension Plan"). The qualified pension plan covers substantially all employees of certain businesses of the Company who have attained the age of 21 and have completed six months of service. The Supplemental Pension Plan covers those employees of the Company who from time to time may be designated by the Board of Directors and who meet other eligibility and salary criteria. Currently, the Company's Chief Executive Officer, President, and Chief Financial Officer have been designated by the Board of Directors as being covered by the excess benefit plan. Benefits under the qualified pension plan are determined based on final average base earnings (subject to Code-imposed limits on compensation and excluding bonuses, overtime, and other extraordinary amounts) and total years of service with the Company (up to a maximum of 40 years). Benefits under the Supplemental Pension Plan are determined based on final average earnings (including base salary and incentive based bonuses) and total years of service with the Company. Benefits are payable upon the retirement of a participant at age 65, or upon the fifth anniversary of employment, if later, or earlier if the participant is at least 55 years old and has completed at least five years of service. The Supplemental Pension Plan is to be paid out on a monthly basis over ten years for all participants except for Peter R. Chase who may be paid in a lump sum, at his election.

        The following table shows the actuarial present value of the accumulated benefits for each of the named executive officers at the end of fiscal 2012. The change in this present value between each fiscal year is reflected in the summary compensation table above.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Peter R. Chase	Pension Plan for Employees of Chase Corporation	40	$1,550,000	—
	Supplemental Pension Plan	40	$4,595,000	—
Adam P. Chase	Pension Plan for Employees of Chase Corporation	14	$69,000	—
	Supplemental Pension Plan	14	$57,000	—
Kenneth L. Dumas	Pension Plan for Employees of Chase Corporation	10	$32,000	—
	Supplemental Pension Plan	10	$25,000	—

        See the Notes to financial statements found in Item 8 of the Company's Annual Report on Form 10-K for more information about the Company's pension plans. For participants who were employed prior to May 1, 1995 or are covered by a collective bargaining agreement, the monthly benefit is equal to the excess of (a) over (b) plus (c), where:

  (a)
  is 1.5% of the participant's final average compensation multiplied by credited service up to a maximum of 35 years;

  (b)
  is 0.6% of the participant's final average covered compensation multiplied by credited service up to a maximum of 35 years; and

  (c)
  is 0.8% of the participant's average monthly compensation multiplied by credited service in excess of 35 years to a maximum of 40 years.

        Of our named executive officers, only our Chief Executive Officer was employed prior to May 1, 1995, and therefore only he accrues benefits at the rates outlined above. For participants who were employed on or after May 1, 1995 and before December 1, 2008, and are not covered by a collective bargaining agreement, the monthly benefit is equal to the excess of (a) over (b) plus (c), where:

  (a)
  is 0.75% of the participant's final average compensation multiplied by credited service up to a maximum of 35 years;

  (b)
  is 0.3% of the participant's final average covered compensation multiplied by credited service up to a maximum of 35 years; and

  (c)
  is 0.4% of the participant's average monthly compensation multiplied by credited service in excess of 35 years to a maximum of 40 years.

        Effective December 1, 2008, we adopted a soft freeze in the qualified pension plan whereby no new employees hired will be admitted to the plan, with the exception of the International Association of Machinists and Aerospace Workers Union. Effective July 15, 2012, we adopted a soft freeze for the International Association of Machinists and Aerospace Workers Union. All participants admitted to the plan prior to December 1, 2008 and in the case of the International Association of Machinists and Aerospace Workers Union, prior to July 15, 2012, will continue to accrue benefits as detailed in the plan agreements.

Compensation of Directors

        Directors who are not employees of the Company are paid an annual cash retainer of $22,000. In addition, directors who serve on a Board committee receive an annual cash retainer of $3,500 for each committee on which they serve. Non-employee directors also receive $25,000 of Chase Corporation common stock annually, in the form of restricted stock valued at the closing price on the day preceding the first day of the new year of Board service. The stock awards vest one year from the date of grant. The annual retainer covers all meetings.

        In addition to the cash and stock retainer, committee chairperson annual fees will be paid in the form of restricted stock valued at the closing price on the day preceding the first day of the new year of Board Service. This award also vests one year from the date of grant. The annual fees for committee chairpersons are as follows: Audit—$9,000; Compensation and Management Development—$6,000; Nominating and Governance—$4,000.

        Under the compensation policy noted above, the Compensation & Management Development Committee authorized a grant of an aggregate of 10,085 shares of restricted stock to non-employee members of the Board of Directors as compensation for their service to be performed for the period ending January 31, 2013. This restricted stock will vest on February 1, 2013, at which time the shares of common stock will be issued. The number of shares granted to each Director is equal to $25,000 divided by the closing price of the Company's common stock at the time of grant, except that it additionally takes into consideration each Director's involvement as chairperson of any of the various committees of the Board as outlined above. If a Director notifies the Company of his or her election prior to January 1 of the relevant year, any portion of the cash retainer may be taken in shares of stock.

        Non-Qualified Retirement Savings Plan for the Board of Directors.    The Company maintains the Non-Qualified Retirement Savings Plan for the Board of Directors. Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan.

        The following table summarizes the total compensation paid to the directors who are not employees of the Company:

Name	Fiscal Year	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(b)	Total ($)
Mary Claire Chase	2012	$22,000	$25,000	—	—	—	—	$47,000
J. Brooks Fenno	2012	29,000	29,000	—	—	—	—	58,000
Lewis P. Gack	2012	29,000	34,000	—	—	—	—	63,000
George M. Hughes	2012	25,500	25,000	—	—	—	$84,000	134,500
Ronald Levy	2012	29,000	31,000	—	—	—	—	60,000
Thomas Wroe, Jr.	2012	—	54,000	—	—	—	—	54,000

(a)
The stock awards reflect the restricted stock issued on February 5, 2012 with a grant date fair value of $16.76 per share. In addition, beginning with the March 2011 quarterly payment, Mr. Wroe elected to have his annual cash retainer converted to equity in the form of a common stock issuance at an equal value. These additional shares were issued to Mr. Wroe in quarterly installments valued at $7,250 as of October 1, 2011, January 1, 2012, April 1, 2012 and July 1, 2012. Accordingly Mr. Wroe's cash retainer was reduced by the same amount.

(b)
Represents compensation George M. Hughes received for his services as outside general counsel to the Company.

        As of August 31, 2012, none of the non-employee directors held outstanding stock options.

 PROPOSAL 2
APPROVAL OF THE 2013 EQUITY INCENTIVE PLAN

        Equity-based incentives are an important element of our overall compensation philosophy. We last adopted an equity incentive plan in 2005 (the "2005 Plan"). The 2005 Plan was approved by our stockholders in February 2006. Taking into account the effect of a later stock split, the 2005 Plan reserved 1,000,000 shares of Common Stock for issuance in the form of shares of stock, options, restricted stock, restricted stock units, stock appreciation rights or similar equity awards. To date, over almost seven years under the 2005 Plan, an aggregate of 946,009 awards, net of forfeitures, have been made to executive officers, employees and directors of Chase Corporation. Taking these grants into account, there are currently only 53,991 shares available for future grants under the 2005 Plan.

        On the recommendation of the Compensation and Management Development Committee (the "Committee"), our Board of Directors has adopted the Chase Corporation 2013 Equity Incentive Plan (the "2013 Plan") to permit the issuance of awards in the amount of up to 1,200,000 shares of Common Stock, and is submitting it to our stockholders for approval.

        The proposed 2013 Plan is intended to provide a reasonable reservoir of authorized shares for future grants. Based on the level of past grants, we expect the reservoir of shares under the 2013 Plan to last at least four years. If the 2013 Plan is approved by our stockholders, the 53,991 shares available for grant under the existing 2005 Plan will remain available for grant under that plan, so that the potential future grants under the combined plans would be 1,253,991 shares. The shares proposed to be authorized under the 2013 Plan, together with the shares remaining available for grant under the 2005 Plan, thus represent approximately 13.8% of our currently issued and outstanding stock as of November 30, 2012. The Board of Directors and the Committee took all of these factors into account in determining the number of shares proposed to be authorized for grant under the 2013 Plan, which it believes to be reasonable and appropriate. In fiscal years 2012 and 2011 we granted equity awards representing a total of 399,000 shares or an annual average of just under 200,000 per year, reflecting an annual burn rate of approximately 2.2% based on our current shares outstanding.

Purpose of the 2013 Plan

        The purpose of the 2013 Plan is to advance our interests by providing for the grant of stock-based and other incentive awards to our key employees and key non-employees. We believe that the 2013 Plan is important to enable us to attract and retain highly qualified personnel who will contribute to our success by their ability, ingenuity and industry experience and to provide incentives to participants that are directly linked to increases in shareholder value and that will therefore inure to the benefit of all our shareholders.

        In addition to tying compensation directly to performance, equity incentives also benefit us in a number of other ways. For example, they conserve cash; stock options produce no dilution to earnings per share without an increase in the stock price that benefits stockholders generally; the exercise of options increases our capital; and we are entitled to tax deductions in connection with most equity awards. We believe that our long term incentive compensation program has been integral to our success to date, and that a continuation of our program through the adoption of the 2013 Plan is important to Chase Corporation.

Description of the 2013 Plan

        The following summary of the material features of the 2013 Plan is qualified in its entirety by the full text of the 2013 Plan that appears as Exhibit A to this Proxy Statement. All references to the "Code" are to the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

Effectiveness and Termination.

        The 2013 Plan will become effective on the date of its approval by the stockholders and will terminate on the day before the tenth (10th) anniversary of the Board's adoption of the plan.

Number of Shares.

        The number of shares under the 2013 Plan is 1,200,000. The maximum number of awards that may be issued to any person in any calendar year will be 500,000. The maximum cash awards that may be issued to any person shall be $3,000,000. The 53,991 shares currently remaining under our existing 2005 Plan will remain available for issuance whether or not the 2013 Plan is approved.

Administration of 2013 Plan.

        The 2013 Plan will be administered by a committee of the Board of Directors, currently the Compensation and Management Development Committee. Committee members are required to satisfy applicable requirements for independence. Subject to the terms of the 2013 Plan and the direction of the Board, the Committee will have full authority to determine who will receive awards and to determine the types of awards to be granted as well as the amounts, terms, and conditions of any awards. The Committee will determine any questions that may arise regarding the interpretation and application of the provisions of the 2013 Plan and to make, administer and interpret such rules and regulations as it deems necessary or advisable. The Committee's determinations are conclusive and bind all parties.

Eligibility.

        Participation in the 2013 Plan is limited to our key employees and to key non-employees (other persons or entities including consultants and non-employee directors who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company). Based on the number of our employees and directors at August 31, 2012, there are approximately 700 individuals who currently would be eligible to participate in the 2013 Plan. We have historically limited equity awards under our equity incentive or stock option plans to directors and senior management, including certain non-executive officer employees, a group consisting of approximately 15 individuals. In the future we may increase this group to other members of our management team which could result in an additional 20 individuals being eligible to participate in the plan.

Types of Awards that May Be Made.

        The 2013 Plan provides for the grant of stock options (both non-qualified stock options or "NSOs" and, in the case of employees, incentive stock options or "ISOs"), restricted stock, restricted stock units, stock appreciation rights, performance awards (including cash), dividend equivalents, deferred stock and unrestricted stock.

  •
  Stock Options.  Stock options awarded under the 2013 Plan may be incentive stock options or non-qualified stock options, but ISOs may only be granted to employees. The exercise price of stock options granted under the 2013 Plan will be determined by the Committee, and may not be less than 100% of the fair market value of the Common Stock subject to the option, determined at the time the option is granted unless otherwise required by the Code with respect to an ISO. The term of any option granted under the 2013 Plan may not exceed ten years, except that in the case of an ISO granted to an individual owning more than 10% of our voting stock, the term may not exceed five years. Options will be exercisable at such time or times and on such conditions as the Committee specifies.

  •
  Restricted Stock and Restricted Stock Units.  Restricted stock is a grant of shares of Common Stock, and restricted stock units are rights to receive the value of shares of Common Stock, that are subject to certain restrictions during a specified period. The restricted period may be based on achieving performance or market-related goals, or on the participant's continued service with the Company. Restricted stock units may be settled in cash or in shares of Common Stock. The participant will generally forfeit the award if the specific conditions are not satisfied.

  •
  Other Awards.  Stock appreciation rights are rights to receive any excess in value of shares of Common Stock over the exercise price. The Committee will determine whether stock appreciation rights are settled in cash or shares (which may include restricted stock) and the other terms of the award. The exercise price of a stock appreciation right may not be less than 100% of the fair market value of the Common Stock on the grant date, and the term may not exceed ten years. The Committee may also grant other equity-based awards and stock equivalents, including performance shares, dividend equivalents, deferred stock and unrestricted stock.

Performance Awards.

        Any award under the 2013 Plan may be made subject to the satisfaction of performance criteria specified by the Committee. In the case of performance based compensation intended to qualify for exemption under section 162(m) of the Code, the Committee will use objectively determinable measures of performance in accordance with section 162(m) of the Code that are based on any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. Any performance criterion based on performance over time will be determined by reference to a period of at least one year. The Committee will determine whether the performance criteria that have been chosen for a particular performance award have been met.

Transferability.

        Unless otherwise determined by the Committee and reflected in the award agreement, awards may not be transferred except by will or by the laws of descent and distribution, until the shares underlying the award have been issued and any restrictions applicable to the award have lapsed.

Termination of Service with Company: Effect on Stock Options.

        Except as set forth in any award agreement or otherwise determined by the Committee, if a participant in the 2013 Plan dies, or a participant's service with the Company is terminated due to disability, or a participant retires after the age of 65 and without the intention of seeking alternative employment (in the determination of the Committee), any stock option owned by the participant will, to the extent exercisable on the date of death, disability or retirement, remain exercisable for a one-year period, provided that no such option will be exercisable beyond the end of its original term. Except as set forth in the applicable award agreement or otherwise determined by the Committee, if a participant's employment (or other applicable affiliation with the Company) terminates for any reason other than death, disability or retirement, stock options that were exercisable at the time the participant ceased to be affiliated with the Company will remain exercisable for three months, provided that (i) under no circumstances will any option be extended beyond its original term; and (ii) in the case of termination of the participant for cause, the options will terminate immediately. In all such cases, stock options that are not exercisable on the date of termination will terminate on that date.

Termination of Service with the Company: Effect on Restricted and Deferred Stock.

        Upon a termination of a participant's service with the Company, except as set forth in the participant's individual award agreement or determined otherwise by the Committee, any Common Stock awards, whether restricted or deferred, to which the participant did not become irrevocably entitled prior to the termination of the participant's service with the Company will be forfeited upon termination of service.

Effect of Certain Mergers, Consolidations, Etc.

        In the case of certain mergers, consolidations or similar transactions in which a majority of our stock or all or substantially all of our assets are acquired, or in the case of a dissolution or liquidation, the Committee may, in its discretion, make options immediately exercisable, remove restrictions on shares of restricted Common Stock, waive conditions on any deferred awards of Common Stock and remove any performance or other conditions on any award. In addition, the Committee may, under such circumstances, provide for replacement awards for certain participants, require the exercise of outstanding stock options by a certain date, terminate any outstanding options and make such payments as the Committee considers appropriate, or repurchase shares of restricted stock for such amounts as the Committee considers appropriate.

Amendment of 2013 Plan and Awards; No Repricings.

        The Committee may amend the 2013 Plan or any outstanding award for any purpose that may at the time be permitted by law, subject to such stockholder approval as the Committee determines to be necessary or advisable to comply with any tax or regulatory requirement, including any stock exchange listing rules. The Committee may amend, modify or terminate any outstanding award, including changing the dates of vesting, exercise or settlement, with the consent of the participant, except that no such consent will be required if the action is required by law, if the change would not adversely affect the participant, or if the participant's award agreement otherwise permits the change.

        Notwithstanding the foregoing, the Committee will not authorize any amendment to an outstanding stock option in order to reduce the exercise price of that option, and no stock option will be cancelled and replaced with an option at a lower exercise price, in each case without the further approval of our stockholders.

New Plan Benefits.

        If the 2013 Plan is approved, our Board of Directors and the Committee will be able to grant awards to eligible participants under the plan at their discretion. Consequently, with the exception noted below with respect to non-employee directors, it is not possible to determine at this time the amount or dollar value of awards to be provided under the 2013 Plan. We currently grant to each of our non-employee directors an annual equity grant consisting of shares of Common Stock valued at $25,000 on the date of grant, with additional amounts between $4,000 and $9,000 payable in relation to service as committee chairpersons. Any portion of a director's cash retainer may also be taken in shares of stock if a director notifies us prior to January 1 of each year. These grants are typically made on the first day of the new year of Board service, at the time of the annual meeting of shareholders. We expect to make these director awards for fiscal year 2013 out of the shares remaining for grant under our 2005 Plan.

Federal Income Tax Consequences Relating to Awards

        The following is a brief summary of some of the federal income tax consequences of certain transactions under the 2013 Plan based on federal income tax laws in effect on the date hereof. This summary is not intended to be complete and does not describe state or local tax consequences. It is not intended as tax guidance to participants in the 2013 Plan.

        Non-qualified Stock Options.    In general, (i) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (ii) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

        Incentive Stock Options.    No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. The exercise of an incentive stock option, however, may result in alternative minimum tax liability. If shares of our Common Stock are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

        If shares of our Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

        Stock Appreciation Rights.    No income will be recognized by a participant in connection with the grant of a tandem stock appreciation right or a free-standing stock appreciation right. When the stock appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of our Common Stock received on the exercise.

        Restricted Stock.    The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code ("Restrictions"). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

        Restricted Stock Units.    No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of our Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

        Performance Awards.    No income generally will be recognized upon the grant of performance awards. Upon payment in respect of the earn-out of performance awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of our Common Stock received.

        Tax Consequences to Us or Our Subsidiaries.    To the extent that a participant recognizes ordinary income in the circumstances described above, we, or the subsidiary for which the participant performs services, will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

        Compliance with Section 162(m) of the Code.    The 2013 Plan is designed to enable us to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code.

        Compliance with Section 409A of the Code.    To the extent applicable, we intend that the 2013 Plan and any grants made thereunder will comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The 2013 Plan and any grants made under the 2013 Plan will be administered in a manner consistent with this intent. Any reference in the 2013 Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

Registration with the SEC

        We intend to file a Registration Statement on Form S-8 relating to the issuance of shares of our Common Stock under the 2013 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as is practicable after approval of the 2013 Plan by our stockholders.

Equity Compensation Plan Information.

        The following table provides information about the securities authorized for issuance under our equity compensation plans as of August 31, 2012:

	Number of shares of Chase common stock to be issued upon the exercise of outstanding options	Weighted average exercise price of outstanding options	Number of shares of Chase common stock remaining available for future issuance
2001 Senior Management Stock Plan	389,136	$14.66	—
2005 Incentive Plan	168,746	12.77	161,600

Total	557,882	$14.09	161,600

        Each of the Company's equity compensation plans was approved by our shareholders. For additional information concerning our equity compensation plans, see the discussion in footnote 10 in our Annual Report on Form 10-K filed with the SEC on November 14, 2012 and under the caption "Compensation Discussion and Analysis" in this proxy statement for the Annual Meeting of Stockholders.

Vote Required and Board of Directors Recommendation

        Approval of the 2013 Plan requires the affirmative vote of the holders of a majority of the total votes cast on the proposal in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will not be considered votes cast on the proposal and will thus have no effect on the proposal to approve the 2013 Plan. Proxies solicited by management for which no specific direction is included will be voted "FOR" the approval of the 2013 Plan.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE 2013 PLAN.

 PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Company's Audit Committee has selected PricewaterhouseCoopers LLP ("PwC"), to serve as the Company's independent registered public accounting firm for its current fiscal year (which ends August 31, 2013). PwC served as the Company's Independent Registered Public Accounting Firm in connection with the audit for the fiscal year ended August 31, 2012. Representatives of PwC will attend the Meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Audit and Non-Audit Fees

        The following table sets forth fees for services provided by the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, during fiscal years 2012 and 2011:

	2012	2011
Audit Fees(1)	$936,000	$571,000
Audit-related fees(2)	—	—
Tax fees(3)	138,500	140,000
All other fees(4)	—	—

Total	$1,074,500	$711,000

(1)
Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements. Audit fees in both fiscal years include services related to the review of the Company's internal control over financial reporting.

(2)
Represents fees, if any, for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported in footnote (1) above.

(3)
Represents fees for services provided in connection with the Company's tax compliance and tax consulting including preparation of the Company's federal and state tax returns.

(4)
Represents fees, if any, for services provided to the Company not otherwise included in the categories above.

        In accordance with its charter, the Audit Committee approves in advance any non-audit services provided by the independent registered public accounting firm, including tax planning services which will exceed $20,000 per project, before the services are rendered. In some cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve certain services, and such pre-approvals are communicated to the full Audit Committee at its next meeting. During fiscal year 2012 and 2011, all services were approved by the Audit Committee in accordance with this policy and applicable SEC regulations.

 Vote Required and Board of Directors Recommendation

        The ratification of the selection of the Company's independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the matter at the Meeting. As a result, abstentions, broker non-votes and the failure to submit a proxy or vote in person at the Meeting will have no effect on the outcome. If the Company's shareholders do not ratify the selection of PwC as the Company's independent registered public accounting firm, the Audit Committee will reconsider its selection.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS AS AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 31, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

        The Company's directors and executive officers file reports with the SEC indicating the number of shares of any class of the Company's equity securities that they owned when they became a director or an executive officer and, after that, any changes in their ownership of the Company's equity securities. Each of our named executive officers was granted shares of restricted stock and options on September 1, 2011, for which a Form 4 was filed on November 9, 2011. On August 17, 2012 and August 20, 2012, Lewis Gack sold an aggregate of 2,000 shares for which a Form 4 was filed on August 27, 2012. Other than as noted above, and based solely upon a review of these reports on Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company believes that all reporting persons filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the most recent fiscal year.

Deadlines for Submitting Shareholder Proposals

        Any shareholder proposals to be presented for consideration at next year's annual meeting must be received at the Company's executive offices not later than August 28, 2013 to be included in the Company's proxy statement and form of proxy for that meeting. If the Company does not have notice of a shareholder proposal at least 45 days before the mailing date of the proxy statement for the prior year's annual meeting, then your proxy will confer discretionary authority to vote on the proposal if it is properly presented for consideration at a meeting.

Annual Report on Form 10-K

        The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2012, filed with the Securities and Exchange Commission, may be obtained, without charge, by writing to Chase Corporation, Attn: Paula Myers, 26 Summer Street, Bridgewater, Massachusetts 02324. The Company's Annual Report on Form 10-K is also available free of charge through the Company's website at www.chasecorp.com.

 Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or telephone number: Chase Corporation, Attn: Paula Myers, 26 Summer Street, Bridgewater, Massachusetts 02324 (telephone 508-819-4219). If you wish to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Miscellaneous

        The Company's management does not know of any business that will come before the Meeting except the matters described in the notice. If other business is properly presented for consideration at the Meeting, then your proxy will confer discretionary authority to vote on such business. It is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

        The telephone number of Chase Corporation's Global Operations Center is 781-332-0700. For directions to the Global Operations Center, please contact Paula Myers at 508-819-4219.

        In the event that a quorum is not present when the Meeting is convened, it is intended to vote the proxies in favor of adjourning from time to time until a quorum is obtained.

                      By order of the Board of Directors,

                      George M. Hughes
                       Corporate Secretary

 EXHIBIT A

CHASE CORPORATION

2013 EQUITY INCENTIVE PLAN

A-ii

 CHASE CORPORATION

2013 EQUITY INCENTIVE PLAN

        The purpose of the Plan is to enable the Company to attract and retain highly qualified personnel who will contribute to the Company's success by their ability, ingenuity and industry experience and to provide incentives to the participating officers, directors, employees, consultants and advisors that are linked directly to increases in shareholder value and will therefore inure to the benefit of all shareholders of the Company.

ARTICLE I

DEFINITIONS

        Wherever the following terms are used in this Plan they shall have the meaning specified below, unless the context clearly indicates otherwise.

        1.1  "Award" means any award under the Plan, including any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent, awards of Deferred Stock, Stock Payments or other awards pursuant to Article VI of this Plan.

        1.2  "Award Agreement" means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.

        1.3  "Board" means the Board of Directors of the Company.

        1.4  "Cause" means, except as set forth in the applicable Award Agreement, dishonesty, theft, fraud, violation of Company policies, insubordination, material violation of governmental regulations applicable to the Company, substantial malfeasance or non-feasance of duty, unauthorized disclosure of trade secrets or confidential information, and conduct substantially prejudicial to the Company or a Subsidiary, including without limitation conviction of or plea of no contest to a felony under applicable law or a material breach by Participant of the terms of any non-competition, non-solicitation, non-disclosure agreement, stockholder, voting or other written agreement with the Company, as determined by the Board, whose determination shall be final and binding on the Company and the Participant.

        1.5  "Code" means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

        1.6  "Committee" means the Compensation and Management Development Committee of the Board, or a subcommittee of the Board.

        1.7  "Common Stock" means the common stock of the Company, par value of $0.10.

        1.8  "Company" means Chase Corporation, a Massachusetts corporation.

        1.9  "Deferred Stock" means an Award granted pursuant to Article VI of the Plan.

        1.10  "Director" means a member of the Board.

        1.11  "Disability" shall be defined pursuant to section 22(e)(3) of the Code, except as otherwise may be required by section 409A, in which case "disability" shall be defined as set forth in section 409A.

        1.12  "Dividend Equivalent" means a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Article VI of this Plan.

        1.13  "Employee" shall mean any officer or other employee (as defined in accordance with section 3401 (c) of the Code) of the Company, or of any corporation which is a Subsidiary.

        1.14  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        1.15  "Fair Market Value" of a share of Common Stock, as of a given date, means (1) the value of a share of Common Stock at the closing of trading on such date on the principal market on which shares of Common Stock are then trading, if any, or if shares were not traded on such date, then on the closest preceding date on which a trade occurred, or (2) if the Common Stock is not publicly traded, the Fair Market Value of a share of Common Stock as established by the Board or Committee acting in good faith, in compliance with applicable, statutory and regulatory guidelines.

        1.16  "Option" means a stock option granted under Article IV of this Plan.

        1.17  "Participant" means a person who has received Options, awards of Restricted Stock or Deferred Stock, Performance Awards, Dividend Equivalents, Stock Payments or other awards or rights granted under this Plan.

        1.18  "Performance Award" means a cash bonus, stock bonus or other performance or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Article VI of this Plan.

        1.19  "Performance Goals" means, with respect to any designated performance period, one or more Performance Measures established by the Committee prior to the beginning of such performance period or within such period after the beginning of the performance period as shall meet the requirements to be considered "pre-established objective performance goals" for purposes of the regulations issued under section 162(m) of the Code. Such Performance Goals may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally.

        1.20  "Performance Measures" include, any one or more of the following, as described by the Committee, measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. In addition, for Awards or portions of Awards not intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the Committee may establish Performance Measures based on other criteria as it deems appropriate.

        1.21  "Performance Period" means the period of service determined by the Committee, during which years of service or performance is to be measured for the Award.

        1.22  "Plan" means this Chase Corporation 2013 Equity Incentive Plan.

        1.23  "Restricted Stock" means Common Stock awarded under and subject to restrictions as provided in Article V of this Plan.

        1.24  "Restricted Stock Unit" means an award granted under the provisions of Article V of this Plan.

        1.25  "Retirement" has the meaning specified by the Committee in the terms of an Award Agreement or, in the absence of any such term, means retirement from the active employment with the Company and its Subsidiaries (i) at or after age 65 and (ii) with the intention of not seeking alternative employment with any other company, firm, organization or otherwise. The determination of the Committee as to an individuals' Retirement shall be conclusive on all parties.

        1.26  "Shares" means shares of the Company's Common Stock and the common stock of any successor entity.

        1.27  "Stock Appreciation Right" means an award granted under the provisions of Article IV of this Plan.

        1.28  "Stock Payment" means (1) a payment in the form of shares of Common Stock, or (2) an option or other right to purchase shares of Common Stock, as part of a deferred compensation arrangement, made in lieu of all or any portion of the compensation, including without limitation, salary, bonuses and commissions, that would otherwise become payable to an Employee, consultant, advisor or Director in cash, awarded under Article VI of this Plan.

        1.29  "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

ARTICLE II

SHARES SUBJECT TO PLAN

        2.1    Shares Subject to Plan.    Subject to Section 8.11 and any other applicable provision, the maximum aggregate number of Shares, which may be issued upon exercise of such options or rights or upon any other Awards under the Plan shall be 1,200,000 Shares ("Share Authorization"), all of which may be issued as incentive stock options. The shares of Common Stock issuable upon exercise of such options or rights or upon any such awards may be either previously authorized but unissued shares.

        2.2    Unexercised Options and Other Rights.    To the extent that (1) an Option expires or is otherwise terminated without being exercised, or (2) any Shares subject to any other Award granted hereunder are forfeited, such shares shall again be available for issuance in connection with future awards under the Plan. If any Shares have been pledged as collateral for indebtedness incurred by a Participant in connection with the exercise of an Option and such shares are returned to the Company in satisfaction of such indebtedness, such shares shall again be available for issuance in connection with future Awards under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment shall not result in reducing the number of Shares available for issuance under the Plan. Shares used or withheld to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. For avoidance of doubt, Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the Shares available for Awards under the Plan. Notwithstanding the foregoing, Awards that are expired, cancelled, forfeited or otherwise returned to the Company cannot be recounted for purposes of section 162(m) of the Code.

        2.3    Individual Award Limits.    The maximum number of shares of Common Stock that may be granted to any Participant in any fiscal year subject to Options or any other type of Award with respect to which Performance Goals apply shall be 500,000 Shares. The maximum cash Award that may be issued to any Participant in any fiscal year shall be $3,000,000.

ARTICLE III

ELIGIBILITY

        3.1    Eligibility.    Awards may be granted to Employees, consultants, advisors, Directors of the Company or any Subsidiary; provided that such consultants, advisors and directors render bona fide services not in connection with the offer and sale of securities in a capital raising transaction. Incentive stock options may be granted only to Employees.

ARTICLE IV

OPTIONS AND STOCK APPRECIATION RIGHTS

        4.1    Option Grant.    An Option granted under this Plan shall, as determined by the Committee, be either a an incentive stock option ("ISO") within the meaning of Section 422 of the Code or a non-qualified stock option ("NQSO"); provided, however, that ISOs may only be granted to Employees. Each Option shall be evidenced by a written stock option agreement, which shall be executed by the Participant and an authorized officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with this Plan. Stock option agreements evidencing Options intended to qualify as performance-based compensation as described in section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of section 162(m) of the Code.

        4.2    Exercise Price.    The exercise price per share of the shares subject to each Option shall be set by the Committee at the time the Option is granted; provided, however, that (i) the exercise price of any Option will not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant, and (ii) the exercise price of an ISO granted to an individual then owning (within the meaning of section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary will not be less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date of grant.

        4.3    Option Vesting and Exercisability.    Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant and set forth in the Option Agreement; provided, however, that, no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided, further, that in the case of ISOs granted to an individual then owning (within the meaning of section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, the term of the ISO shall not be more than five (5) years from the date of grant.

        4.4    Method of Exercise.    Any Option granted hereunder will be vested and exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the option agreement. An Option may not be exercised for a fraction of a Share. The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 8.11 of the Plan.

        4.5    Limitations on ISOs.    With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NQSOs. For purposes of this Section 4.5, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option, with respect to such Shares, is granted. In the event that the Code or the regulations promulgated thereunder are amended after the effective date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

        4.6    Termination of Service.    Except as set forth in the applicable award agreement or as otherwise determined by the Committee, upon the termination of the service of a Participant, the Participant's Options shall expire on the earliest of the following occasions:

             (i)  the date that is three (3) months after the voluntary termination of the Participant's service, other than Retirement, or the termination of the Participant's service by the Company (or by a Subsidiary) other than for Cause;

            (ii)  the date of the termination of the Participant's service by the Company (or by a Subsidiary) for Cause;

           (iii)  the date one (1) year after the termination of the Participant's service by reason of Disability;

           (iv)  the date one (1) year after the termination of the Participant's service by reason of the Participant's death; or

            (v)  the date one (1) year after the Participant's Retirement

        The Participant may exercise all or any part of the Participant's Options at any time before the expiration of such Options, but only to the extent that such Options had become exercisable before the Participant's service terminated (or became exercisable as a result of the termination) and the underlying shares had vested before the Participant's service terminated (or vested as a result of the termination). The balance of such Options shall lapse when the Participant's service terminates.

        4.7    No Disqualification.    Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under section 422 of the Code.

        4.8    Awards of SARs.    A Stock Appreciation Right ("SAR") is an award to a Participant that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the exercise price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs shall be made pursuant to an Award Agreement.

        4.9    Terms of SARs.    The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the exercise price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant's Termination on each SAR. The exercise price of the SAR will be determined by the Committee when the SAR is granted, and may not be less than Fair Market Value. A SAR may be awarded upon satisfaction of Performance Goals, if any, during any Performance Period as are set out in advance in the Participant's individual Award Agreement. If the SAR is being earned upon the satisfaction of Performance Goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Goals to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Goals and other criteria.

        4.10    Exercise Period and Expiration Date.    A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Goals), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Except as may be set forth in the Participant's Award Agreement, vesting ceases on such Participant's termination of employment or services with the Company (unless determined otherwise by the Committee).

        4.11    Form of Settlement.    Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code.

ARTICLE V

AWARD OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS

        5.1    Award of Restricted Stock.    The Committee shall from time to time, in its absolute discretion, select which Participant shall be awarded Restricted Stock, and determine the purchase price, if any, and other terms and conditions, including Performance Goals, applicable to such Restricted Stock, consistent with this Plan.

        5.2    Restricted Stock Agreement.    Restricted Stock shall be issued only pursuant to a written Restricted Stock Agreement, which shall be executed by the Participant and an authorized officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with this Plan.

        5.3    Terms of Restricted Stock Awards.    Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of Performance Measures, if any, during any Performance Period as set out in advance in the Participant's Restricted Stock Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Measures to be used to measure Performance Goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

        5.4    Awards of Restricted Stock Units.    A Restricted Stock Unit ("RSU") is an award to a Participant covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). All RSUs shall be made pursuant to an Award Agreement.

        5.5    Terms of RSUs.    The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; (c) the consideration to be distributed on settlement; and (d) the effect of the Participant's termination of employment or services on each RSU. An RSU may be awarded upon satisfaction of such performance goals based on Performance Goals during any Performance Period as are set out in advance in the Participant's Award Agreement. If the RSU is being earned upon satisfaction of Performance Goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Goals to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.

        5.6    Form and Timing of Settlement.    Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.

        5.7    Termination of Participant.    Except as may be set forth in the Participant's Award Agreement, vesting ceases on the date a Participant's employment with the Company terminates (unless determined otherwise by the Committee).

ARTICLE VI

PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS,
DEFERRED STOCK, STOCK PAYMENTS OR OTHER AWARDS

        6.1    Performance Awards.    Any Participant selected by the Committee may be granted one or more Performance Awards. The value of such Performance Awards may be linked to the market value, book value, net profits or other measure of the value of Common Stock or other specific performance criteria determined appropriate by the Committee, or may be based upon the appreciation in the market value, book value, net profits or other measure of the value of a specified number of shares of Common Stock over a fixed period or periods determined by the Committee.

        6.2    Dividend Equivalents.    Any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on Common Stock, to be credited as of dividend payment dates, during the period between the date an Award is granted, and the date such Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula at such time and subject to such limitations as may be determined by the Committee.

        6.3    Stock Payments.    Any Participant selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee. The number of shares shall be determined by the Committee and may be based upon the Fair Market Value, book value, net profits or other measure of the value of Common Stock or other specific performance criteria determined appropriate by the Committee.

        6.4    Deferred Stock.    Any Participant selected by the Committee may be granted an award of Deferred Stock in the manner determined from time to time by the Committee. The number of shares of Deferred Stock shall be determined by the Committee and may be linked to the market value, book value, net profits or other measure of the value of Common Stock or other specific performance criteria determined appropriate by the Committee. Common Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a Grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the award has vested and the Common Stock underlying the award has been issued.

        6.5    Other Stock Based Awards.    The Committee shall have the right to grant such awards based upon the Common Stock having terms and conditions as the Committee may determine, including, without limitation, the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of warrants to purchase Common Stock.

 ARTICLE VII

ADMINISTRATION

        7.1    Compensation and Management Development Committee.    The Plan will be administered by the Committee (or a subcommittee designated by the Board to assume the functions of the Committee under this Plan) or by the Board acting as the Committee. To the extent applicable, the members of the Committee shall each be an "outside director" as defined under section 162(m) of the Code. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more "non-employee directors" (as defined in the regulations promulgated under Section 16 of the Exchange Act). Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. The Committee will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, select the persons eligible to receive Awards, determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder, interpret the provisions hereof in its discretion and make all other determinations necessary or advisable for the administration of this Plan; consisting of one or more executive officers pursuant to a specific delegation. The Committee's determination hereunder shall be final and binding on the Company and all persons having an interest in any Award under the Plan.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

        8.1    Not Transferable.    Except as otherwise provided in the applicable Award Agreement, Awards under this Plan may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution, unless and until such rights or awards have been exercised, or the shares underlying such rights or awards have been issued, and all restrictions applicable to such shares have lapsed. During the lifetime of the Participant, only the Participant may exercise an Option or other right or award (or any portion thereof) granted under the Plan. After the death of the Participant, any exercisable portion of an Option or other right or award may, subject to the terms of such Option, right or award, be exercised by the Participant's personal representative or by any person empowered to do so under a beneficiary designation, under a will or under the then applicable laws of descent and distribution.

        8.2    Amendment of Plan; Term.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable to comply with any tax or regulatory requirement. Unless sooner terminated, the Plan shall automatically terminate on the day before the 10th anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

        8.3    Governing Law.    This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the Commonwealth of Massachusetts without regard to conflicts of laws thereof.

        8.4    No Right to Employment.    No person shall have any claim or right hereunder to be granted an Award. Neither the adoption, maintenance, or operation of the Plan nor any Award hereunder shall confer upon any person any right with respect to the continuance of his or her employment by or other service with the Company nor shall they interfere with the rights of the Company to terminate or otherwise change the terms of such service at any time, including, without limitation, the right to promote, demote or otherwise re-assign any person from one position to another within the Company.

        8.5    No Rights as Stockholder.    Subject to the provisions of the applicable Award, no Participant shall have any rights as a stockholder with respect to any shares of Common Stock to be issued under the Plan until he or she becomes the holder thereof.

        8.6    Legal Compliance.    The Company shall not be required to issue any shares of Common Stock or take any other action pursuant to the Plan unless the Company is satisfied that all requirements of law, or of any stock exchange on which the Common Stock is then listed, in connection therewith have been or will be complied with, and the Committee may impose any restrictions on the rights of Participants hereunder as it shall deem necessary or advisable to comply with any such requirements.

        8.7    Amendment of Awards.    The Committee may amend, modify or terminate any outstanding Award, including without limitation changing the dates of vesting, exercise or settlement, causing the Award to be assumed by another entity, and converting an ISO to a NQSO, provided that the Participant's consent to such action shall be required unless the terms of the Award permit such action, the Committee determines that such action is required by law, or the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant. The foregoing notwithstanding, without further approval of the stockholders of the Company, the Committee shall not authorize the amendment of any outstanding Option to reduce the exercise price and no Option shall be canceled and replaced with an Award exercisable for Common Stock at a lower exercise price.

        8.8    Change in Control.    Notwithstanding any other provision of the Plan, but subject to the provisions of any particular award agreement, in the event of any Change in Control (as defined below) of the Company, and in anticipation thereof if required by the circumstances, the Board, in its sole discretion (and in addition to or in lieu of any actions permitted to be taken by the Company under the terms of any particular award agreement), may, on either an overall or a Participant by Participant basis, (i) accelerate the exercisability, prior to the effective date of such Change in Control, of any outstanding Options (and terminate the restrictions applicable to any shares of Restricted Stock), (ii) upon written notice, provide that any outstanding Options must be exercised, to the extent then exercisable, within a specified number of days after the date of such notice, at the end of which period such Options shall terminate, (iii) if there is a surviving or acquiring entity, and subject to the consummation of such Change in Control, cause that entity or a Subsidiary of that entity to grant replacement awards having such terms and conditions as the Board determines to be appropriate in its sole discretion, upon which replacement the replaced Options or Restricted Stock shall be terminated or cancelled, as the case may be, (iv) terminate any outstanding Options and make such payments, if any, therefor (or cause the surviving or acquiring entity to make such payments, if any, therefor) as the Board determines to be appropriate in its sole discretion (including, without limitation, with respect to only the then exercisable portion of such Options based on the Fair Market Value of the underlying shares as determined by the Board in good faith), upon which termination such Options shall immediately cease to have any further force or effect, (v) repurchase (or cause the surviving or acquiring entity to purchase) any shares of Restricted Stock for such amounts, if any, as the Board determines to be appropriate in its sole discretion (including, without limitation, an amount with respect to only the vested portion of such shares (i.e., the portion that is not then subject to forfeiture or repurchase at a price less than their value), based on the Fair Market Value of such vested portion as determined by the Board in good faith), upon which purchase the holder of such shares shall surrender such shares to the purchaser, or (vi) take any combination (or none) of the foregoing actions. Except as otherwise may be required with respect to any award constituting deferred compensation under section 409A of the Code, for purposes of this Plan, a "Change in Control" shall mean and include any of the following:

          (a)   a merger or consolidation of the Company with or into any other corporation or other entity in which holders of the Company's voting securities immediately prior to such merger or consolidation will not, directly or indirectly, continue to hold at least a majority of the outstanding voting securities of the Company;

          (b)   a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company's assets;

          (c)   the acquisition by any person or any group of persons, acting together in any transaction or related series of transactions, of such quantity of the Company's voting securities as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 50% or more of the combined voting power of the voting securities of the Company other than as a result of (i) an acquisition of securities directly from the Company or (ii) an acquisition of securities by the Company which by reducing the voting securities outstanding increases the proportionate voting power represented by the voting securities owned by any such person or group of persons to 50% or more of the combined voting power of such voting securities;

          (d)   a change in the composition of the Board within a two (2) year period such that a majority of the members of the Board are not continuing directors; or

          (e)   the liquidation or dissolution of the Company.

        8.9    Assumption of Options Upon Certain Events.    In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant awards under the Plan in substitution for stock and stock based awards issued by such entity or a Subsidiary thereof, as long as such substitute awards will not constitute a deferral of compensation under section 409A of the Code. Notwithstanding the foregoing, to the extent that the Board determines that any such substitute award shall constitute a deferral of compensation under section 409A of the Code, such award shall be accompanied with a written award agreement which shall set forth the terms and conditions required to comply with the requirements of section 409A of the Code. The substitute awards shall be granted on such terms and conditions as the Board considers appropriate in the circumstances. The awards so granted shall not reduce the number of shares that would otherwise be available for awards under the Plan.

        8.10    Withholding.    A Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, the minimum withholding taxes required by law to be withheld in respect of Awards under the Plan no later than the date of event creating the tax liability. The Company may, to the extent permitted by law, deduct the minimum tax obligations from any payment of any kind due to the Participant under the Plan or otherwise. In the Committee's discretion, the minimum tax obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention or delivery.

        8.11    Adjustments.    Upon any equity restructuring, whether a stock dividend, recapitalization, split-up or combination of shares, or otherwise, the number of shares in respect of which Awards may be made under the Plan, the number of shares subject to outstanding Awards, the exercise price with respect to any of the foregoing, and the limit on individual grants under this Plan shall be proportionately adjusted, provided that the number of shares subject to any Award shall always be a whole number. In the event the Committee determines that any other reorganization, recapitalization, extraordinary dividend of cash and/or assets, merger, spin-off or other corporate transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, the Committee shall equitably adjust any or all of the number and kind of shares in respect of which Awards may be made under the Plan, the number and kind of shares subject to outstanding Awards, the exercise price with respect to any of the foregoing, provided that the number of shares subject to any Award shall always be a whole number. Any adjustment made pursuant to this subsection shall be subject, in the case of ISOs, to any limitation required under the Code and shall comply with the requirements of section 409A of the Code.

        8.12    Adoption And Stockholder Approval.    This Plan shall be submitted for the approval of the Company's stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.

ARTICLE IX

AUTHORIZATION OF SUB-PLANS

        The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to this Plan containing (i) such limitations on the Board's discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

*    *    *

        I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Chase Corporation on October 22, 2012.

        Executed on this 22nd day of October, 2012.

/s/ GEORGE M. HUGHES George M. Hughes, Secretary

ANNUAL MEETING OF SHAREHOLDERS OF CHASE CORPORATION February 5, 2013 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Shareholders are available at https://materials.proxyvote.com/16150R Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. ELECTION OF DIRECTORS: O Adam P. Chase O Peter R. Chase O Mary Claire Chase O Lewis P. Gack O George M. Hughes O Ronald Levy O Thomas Wroe, Jr. 2. To act upon a proposal to adopt the Chase Corporation 2013 Equity Incentive Plan. 3. To ratify the appointment of PricewaterhouseCoopers LLP as the corporation's independent registered public accounting firm for the fiscal year ending August 31, 2013. THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES THAT YOU SPECIFY. IF YOU DO NOT SPECIFY A CHOICE AS TO A MATTER, THEN THE SHARES REPRESENTED HEREBY WILL BE VOTED “FOR” ALL NOMINEES FOR THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENCLOSED STAMPED ENVELOPE PROMPTLY, SO AS TO ENSURE A QUORUM AT THE MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON. RECEIPT OF THE NOTICE OF ANNUAL MEETING AND THE ACCOMPANYING PROXY STATEMENT IS ACKNOWLEDGED. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: MANAGEMENT RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20733000000000000000 2 020513 FOR AGAINST ABSTAIN

0 14475 PROXY CHASE CORPORATION 26 Summer Street Bridgewater, MA 02324 Telephone (508) 819-4200 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TUESDAY, FEBRUARY 5, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS THE UNDERSIGNED, REVOKING ALL PRIOR PROXIES, HEREBY APPOINTS PETER R. CHASE AND GEORGE M. HUGHES, AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE, AS SPECIFIED HEREIN, ALL SHARES OF THE CORPORATION'S COMMON STOCK THAT THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PRESENT IN PERSON AT THE ANNUAL MEETING, TO BE HELD AT 9:30 A.M. ON TUESDAY, FEBRUARY 5, 2013 AT CHASE CORPORATION’S GLOBAL OPERATIONS CENTER, 295 UNIVERSITY AVENUE, WESTWOOD, MASSACHUSETTS 02090, AND AT ANY ADJOURNMENT THEREOF, AND HEREBY CONFERS UPON THE PROXIES, AND EACH OF THEM, DISCRETIONARY AUTHORITY TO VOTE UPON ANY OTHER BUSINESS THAT MAY COME BEFORE THE MEETING AND WITH RESPECT TO WHICH DISCRETIONARY AUTHORITY MAY BE GRANTED. (Continued and to be signed on the reverse side.)